   As filed with the Securities and Exchange Commission on December 12, 1997.
                                                      Registration No. 333-35961
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                          -----------------------------

                           WINSTAR EQUIPMENT II CORP.
                          WINSTAR COMMUNICATIONS, INC.
           (Exact Name of Each Registrant as Specified in Its Charter)

           Delaware                           4812                          13-3585278
(State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)         Identification Number
                                                                  of WinStar Communications, Inc.)

                          -----------------------------

WinStar Communications, Inc.                          WinStar Equipment II Corp.
      230 Park Avenue                                   1577 Spring Hill Road
  New York, New York 10169                              Vienna, Virginia 22182
       (212) 584-4000                                       (703) 645-5000

              (Address, Including Zip Code, and Telephone Number,
     Including Area Code, of Each Registrant's Principal Executive Offices)

                          -----------------------------

                             William J. Rouhana, Jr.
                Chief Executive Officer and Chairman of the Board
                          WinStar Communications, Inc.
                                 230 Park Avenue
                            New York, New York 10169
                                 (212) 584-4000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                          -----------------------------

                                   Copies to:

                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                            Telephone: (212) 818-8800
                               Fax: (212) 818-8881

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

(Cover Page Continued)

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                          Proposed           Proposed Maximum
             Title Of Each Class Of                Amount To Be       Maximum Offering      Aggregate Offering         Amount Of
          Securities To Be Registered               Registered         Price Per Note              Price            Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
12 1/2% Guaranteed Senior Secured Exchange
Notes Due 2004 ("New Equipment Notes")(1)             50,000              $1,000(2)               $50,000,000(3)       $15,151.52
------------------------------------------------------------------------------------------------------------------------------------
Guarantee of the New Equipment Notes (4)                --                   --                     --                    (5)
------------------------------------------------------------------------------------------------------------------------------------
         Total                                                                                       $50,000,000     $15,151.52(6)
====================================================================================================================================

(1) The New Equipment Notes being registered hereby are being offered by WinStar Equipment II Corp., a wholly owned subsidiary of WinStar Communications, Inc. (the "Company"), in exchange for certain 12 1/2% guaranteed senior secured notes due 2004 ("Old Equipment Notes").

(2) Represents the minimum principal amount of each of the Old Equipment Notes for which the New Equipment Notes will be exchanged.

(3) Based on the book value of the notes as of the latest practicable date pursuant to Rule 457(f)(2) under the Securities Act of 1933 ("Securities Act").

(4) Represents the guaranty of the New Equipment Notes by the Company.

(5) Pursuant to Rule 457(n) under the Securities Act, no separate fee for the guarantees is required.

(6) Filing fee was previously paid.

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED DECEMBER 12, 1997

                                Offer to Exchange
            12 1/2% Guaranteed Senior Secured Exchange Notes Due 2004
                 (Interest Payable on March 15 and September 15,
                         Commencing September 15, 1997)
                                       for
                                 all outstanding
                12 1/2% Guaranteed Senior Secured Notes Due 2004
                 (Interest Payable on March 15 and September 15,
                         Commencing September 15, 1997)
                                       of
                           WinStar Equipment II Corp.

                 Unconditionally Guaranteed on a Senior Basis by
                          WinStar Communications, Inc.

                          -----------------------------

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                     NEW YORK CITY TIME ON JANUARY__, 1997,
                  UNLESS EXTENDED BY WINSTAR EQUIPMENT II CORP.

                          -----------------------------

   See "Risk Factors" beginning on Page 21 hereof for a discussion of certain information that should be considered in connection with the
                 Exchange Offer and an investment in the 12 1/2%
                   Guaranteed Senior Secured Exchange Notes.

                          -----------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------

                The date of this Prospectus is December 12, 1997

                                                        (Continued on next page)

(Cover page continued)

      WinStar Equipment II Corp. ("WinStar Equipment" or the "Issuer"), a Delaware corporation and wholly owned subsidiary of the Company, hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the letter of transmittal to be delivered to each holder of Old Equipment Notes ("Letter of Transmittal"), to exchange ("Exchange Offer") $1,000 principal amount of New Equipment Notes for each $1,000 principal amount of outstanding Old Equipment Notes. The Company, which has guaranteed the Old Equipment Notes on a senior basis ("Old Equipment Note Guarantee"), has agreed to guarantee the New Equipment Notes on a senior basis ("New Equipment Note Guarantee"). The Old Equipment Notes and the New Equipment Notes are referred to herein collectively as the "Equipment Notes."

      The New Equipment Notes (and the New Equipment Note Guarantee) will be registered under the Securities Act, pursuant to the registration statement on Form S-4 ("Registration Statement") of which this Prospectus forms a part. As of the date hereof, $50.0 million principal amount of the Old Equipment Notes were outstanding. The Registration Statement of which this Prospectus forms a part has been filed by the Issuer in accordance with the terms of the Purchase Agreement, dated August 8, 1997 ("Purchase Agreement"), and Registration Rights Agreement, dated August 8, 1997 ("Registration Agreement"), between the Company, the Issuer and Credit Suisse First Boston Corporation and BT Securities Corporation, the initial purchasers of the Old Equipment Notes ("Initial Purchasers"). The Exchange Offer is being made by the Issuer to fulfill certain obligations under the Purchase Agreement and Registration Agreement. After the consummation of the Exchange Offer, the Issuer will have no further obligation to make any other such exchange offers.

      The Issuer will accept for exchange any and all Old Equipment Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be January __, 1998, unless the Exchange Offer is extended by WinStar Equipment in its sole discretion ("Expiration Date"). Tenders of Old Equipment Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Equipment Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Issuer and to the terms and provisions of the Registration Statement. The Old Equipment Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Company has agreed to pay all expenses related to the Exchange Offer, except costs related to the delivery of the Old Equipment Notes by each holder of such notes to the United States Trust Company of New York, the exchange agent ("Exchange Agent" or "U.S. Trust"), and underwriting discounts, commissions and transfer taxes. Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Issuer through a release to the Dow Jones News Service and as otherwise required by applicable laws or regulations. See "The Exchange Offer."

      The New Equipment Note Guarantee will be the obligation of the Company and the New Equipment Notes will be the obligations of WinStar Equipment. The New Equipment Notes will be entitled to the benefits of the indenture under which the Old Equipment Notes were issued (the "Indenture"). The form of the New Equipment Notes will be identical to the form of the Old Equipment Notes, except that the New Equipment Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Equipment Notes will have the same terms, conditions and rankings as the Old Equipment Notes. The New Equipment Note Guarantee will be an unsecured, unsubordinated obligation of the Company, will rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations of the Company and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. The New Equipment Notes will be secured, senior obligations of WinStar Equipment. WinStar Equipment has no indebtedness senior to the Equipment Notes.

      The New Equipment Notes will bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The New Equipment Notes will mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of WinStar Equipment, in whole or in part, at the redemption prices set forth herein. In the event that by August 8, 1999, WinStar Equipment has not applied at least $50.0 million to fund the Acquisition Costs (as defined) of Designated Equipment (as defined), WinStar Equipment shall be required to redeem New Equipment Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.50% of such principal amount, plus accrued interest, if any, to the date of redemption. The term "(as defined)" used after a

(Cover page continued)

capitalized term means that the term is defined herein under the section entitled "Description of Equipment Notes" or in the Indenture.

      Based on no-action letters issued by the staff of the Securities and Exchange Commission ("Commission") to third parties, the Issuer believes that New Equipment Notes issued pursuant to this Exchange Offer in exchange for Old Equipment Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a broker-dealer who purchased such Old Equipment Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Equipment Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Equipment Notes. Holders of Old Equipment Notes wishing to accept the Exchange Offer must represent to the Issuer in the Letter of Transmittal that such conditions have been met.

      Each broker-dealer that receives New Equipment Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Equipment Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Equipment Notes received in exchange for Old Equipment Notes where such Old Equipment Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

      As of October 30, 1997, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York ("DTC"), was the registered holder of $50.0 million aggregate principal amount of the Old Equipment Notes and held such Old Equipment Notes for seven of its participants. The Issuer believes that no such participant is an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company or WinStar Equipment. In the past, there has been only a limited secondary market, and no public market, for the Old Equipment Notes. The Old Equipment Notes are, and the New Equipment Notes will be, eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance as to the liquidity of the trading market for either the New Equipment Notes or the Old Equipment Notes. The New Equipment Notes constitute securities for which there is no established trading market, and the Issuer does not currently intend to list the New Equipment Notes on any securities exchange. If such a trading market develops for the New Equipment Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Equipment Notes may trade at a discount from their face value. See "Risk Factors - Absence of Public Market for the New Equipment Notes."

      Any Old Equipment Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following the consummation of the Exchange Offer, the holders of Old Equipment Notes will continue to be subject to the existing restrictions upon transfer thereof and the Issuer will have no further obligation to such holders to provide for any other exchange offer with respect to the Old Equipment Notes held by such holders. Following the completion of the Exchange Offer in accordance with the terms hereof and the Registration Agreement, certain of the Old Equipment Notes may not be entitled to the contingent increase in interest rate as provided in the Registration Agreement. See "The Exchange Offer."

      This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Equipment Notes as of December 12, 1997.

      The Issuer will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Plan of Distribution."

(Cover page continued)

      THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WINSTAR EQUIPMENT ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD EQUIPMENT NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

      The Old Equipment Notes were issued originally in global form (the "Old Global Notes"). The Old Global Notes were deposited with, or on behalf of, DTC, as the initial depository with respect to the Old Equipment Notes (in such capacity, the "Depository"). The Old Global Notes are registered in the name of Cede, as nominee of DTC, and beneficial interests in the Old Global Notes are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Old Global Notes to represent the Old Equipment Notes permits the Depository's participants, and anyone holding a beneficial interest in an Old Equipment Note registered in the name of such a participant, to transfer interests in the Old Equipment Notes electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. Except as provided below, the New Equipment Notes will also be issued initially as a note in global form (the "New Global Notes", and together with the Old Global Notes, the "Global Notes") and deposited with, or on behalf of, the Depository. Notwithstanding the foregoing, any holder of Old Equipment Notes who at any time is not a qualified institutional buyer under Rule 144A (a "Qualified Institutional Buyer"), who exchanges Old Equipment Notes in the Exchange Offer, will receive the New Equipment Notes in certificated form. Any such holder is not, and will not be, able to trade such securities through the Depository unless the New Equipment Notes are resold to a Qualified Institutional Buyer. After the initial issuance of the New Global Notes, New Equipment Notes in certificated form will be issued in exchange for a holder's proportionate interest in the New Global Notes only as set forth in the Indenture.

      No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Issuer or the Exchange Agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the New Equipment Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Incorporation of Information by Reference...................................  6
Prospectus Summary..........................................................  7
Risk Factors................................................................ 21
The Exchange Offer.......................................................... 32
Capitalization.............................................................. 39
Description of Equipment Notes.............................................. 40
Certain United States Federal Income Tax
  Considerations............................................................ 65
Description of Certain Indebtedness and
  Preferred Stock........................................................... 69
Plan of Distribution........................................................ 73
Legal Matters............................................................... 74
Experts..................................................................... 74

                              AVAILABLE INFORMATION

      The Issuer has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Equipment Notes offered in the Exchange Offer. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. For further information pertaining to the Issuer and the New Equipment Notes offered in the Exchange Offer, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 ("Washington Office"), or at its regional offices at Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 ("Chicago Office"), and at Seven World Trade Center, 13th Floor, New York, New York 10048 ("New York Office"). Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its Washington Office.

      The Issuer is not required to, and does not file, reports, proxies or other information statements under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The Company, however, is subject to the informational requirements of the Exchange Act, and in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet web site located at http:\\www.sec.gov.

      If the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, so long as any Equipment Notes are outstanding, it will file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Exchange Act. The Company will supply the United States Trust Company of New York, as trustee ("Trustee") and each holder of Equipment Notes, or will supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports or other information.

                    INCORPORATION OF INFORMATION BY REFERENCE

      The following documents or information have been filed by the Company with the Commission pursuant to the Exchange Act and are incorporated herein by reference:

      (1)   Annual Report on Form 10-K for the year ended December 31, 1996;

      (2)   Current Report on Form 8-K filed January 17, 1997;

      (3)   Current Report on Form 8-K filed February 14, 1997;

      (4)   Current Report on Form 8-K filed February 27, 1997;

      (5)   Current Report on Form 8-K filed March 27, 1997;

      (6) Quarterly Report on Form 10-Q for the three-month period ended March 31, 1997, as amended on June 10, 1997;

      (7)   Proxy Statement, dated May 15, 1997;

      (8)   Current Report on Form 8-K filed June 10, 1997;

      (9) Quarterly Report on Form 10-Q for the six-month period ended June 30, 1997;

      (10)  Current Report on Form 8-K filed July 2, 1997;

      (11)  Current Report on Form 8-K filed September 11, 1997;

      (12)  Current Report on Form 8-K filed October 29, 1997;

      (13)  Current Report on Form 8-K filed October 31, 1997); and

      (14) Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1997.

      All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person to WinStar Communications, Inc., 230 Park Avenue, Suite 2700, New York, New York 10169 (telephone 212-584-4000), Attention: Investor Relations, a copy of any and all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus. All such documents can also be retrieved from the Commission's electronic data gathering and retrieval (EDGAR) system at www.sec.gov.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      This summary is qualified in its entirety by the detailed information and financial statements and notes thereto appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, references herein to the "Company" or "WinStar" refer to WinStar Communications, Inc. and, where appropriate, its subsidiaries. Wireless Fiber-SM is a service mark and WinStar-Registered Trademark is a trademark of WinStar Communications, Inc.

                                   The Company

      The Company provides a full range of telecommunications services, including local, long distance and Internet access services, as a competitive local exchange carrier ("CLEC"). By exploiting its fiber-quality digital capacity in the 38 GHz portion of the radio spectrum ("Wireless Fiber") and a switch-based infrastructure, the Company seeks to distinguish itself as a facilities-based, value-added provider of high-capacity telecommunications services to small and medium-sized businesses and an attractive alternative to established providers, such as the regional Bell operating companies ("RBOCs"). The Company introduced its switch-based local exchange services to end users in New York City in October 1996. The Company is offering local exchange services on a switched basis and resale basis in Boston, Chicago, Dallas, Fort Worth, Los Angeles, Newark, New York City, San Diego and Washington, D.C., and is offering local exchange services solely on a resale basis in Atlanta, Hartford, Milwaukee, Orange County (California), Philadelphia, San Francisco and Stamford (Connecticut). The Company's local exchange services include the provision of PBX trunks, individual business lines and Centrex and Internet access, and provide customers with full-feature services such as custom calling, caller ID, conference calling and voice mail. During the next several years, the Company intends to introduce its local exchange services in each of the other major metropolitan areas where it is licensed to provide 38 GHz services over four or more 100 MHz channels. Over time, the Company intends to carry a substantial majority of its local telecommunications service traffic utilizing Wireless Fiber and its own switched networks, unlike most fiber-based CLECs, which typically do not carry the majority of their customer traffic over their own networks. The Company also offers a variety of facilities-based broadband, high-capacity local access and digital network services ("Carrier Services") to other telecommunications service providers on a wholesale basis. As of September 30, 1997, the Company had more than 40 carrier customers, including, among others, Ameritech Cellular Services, MCI Communications, Pacific Bell and Teleport Communications Group.

      The Company is the holder of the largest amount of 38 GHz spectrum in the United States and is utilizing this asset to build local telephone networks for the transmission of voice, data and video traffic in the major metropolitan areas covered by the Company's 38 GHz licenses (the "Wireless Licenses"). The Wireless Licenses cover an aggregate of more than 125 cities with populations exceeding 100,000 each, and encompass an aggregate population of approximately 180 million people and address more than 625 million channel pops (population coverage multiplied by the number of 100 MHz channels). Furthermore, the Wireless Licenses allow the Company to provide Wireless Fiber services in 49 of the 50 most populated Metropolitan Statistical Areas ("MSAs") in the United States. The Company has agreed to acquire an aggregate of certain 82 additional 38 GHz licenses in various transactions, subject to approval by the Federal Communications Commission ("FCC"). Upon completion of these acquisitions, the Company's Wireless Licenses will enable the Company to provide services in all of the 50 most populated MSAs and will cover cities encompassing an aggregate population of over 185 million people and address more than 775 million channel pops. The Company holds one or more Wireless Licenses in numerous markets which allow it to provide Wireless Fiber services over four or more channels in such markets. The Company believes that the utilization of multiple 38 GHz channels in a single licensed area provides it with advantages over 38 GHz service providers that possess fewer channels, by allowing it to densely deploy its 38 GHz services and build out city-wide networks of broadband capacity.

      The 38 GHz portion of the radio spectrum has characteristics well suited for the provision of local telecommunications services, including:

      Rapid Deployment of Alternative Local Infrastructure. 38 GHz technology generally can be deployed considerably more rapidly than wireline (because of permit procedures and construction time required for wireline buildout) and many other wireless technologies (because of their infrastructure requirements and, in many instances, the need to follow FCC frequency coordination procedures in connection with wireless facilities).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      Broad Bandwidth. The total amount of bandwidth for each 38 GHz channel is 100 MHz, which supports full broadband capability. For example, one 100 MHz 38 GHz channel can support transmission capacity of one DS-3 at 45 Mbps which can transfer data at a rate that is over 1,500 times the rate of the fastest dial-up modem currently in general use (28.8 Kbps) and over 350 times the rate of the fastest ISDN line currently in general use (128 Kbps). Data transfer rates of a 38 GHz DS-3 channel even exceed the data transfer rates of cable modems (30
Mbps). Further, it is anticipated that the Company's deployment of multi point facilities, planned to begin this year, will allow the Company's services to support one OC3 of capacity at 155 Mbps, which represents data transfer rates that are three times faster than those provided by currently deployed point-to-point technology. The broadband capacity of 38 GHz provides improved speed and quality in transmissions, as compared to transmissions that are carried over a "last mile" consisting of copper wire. In addition to accommodating standard voice and data requirements, data transmission rates of 45 Mbps and higher allow end users to receive full-motion video and 3-D graphics and to use highly interactive applications on the Internet and other networks.

      Ease of Installation. The equipment used for point-to-point applications in 38 GHz (i.e., antennae, transceivers and digital interface units) is typically smaller, less obtrusive, less expensive, and uses less power than equipment used for similar applications at lower frequencies. These characteristics make it relatively easier to obtain the roof rights ("Roof Rights") required to install 38 GHz transceivers, and less costly to initiate 38 GHz-based services as compared to most other wireless services.

      Efficient Channel Reuse. Certain characteristics of 38 GHz, including the effective range of its radio signal and the small amount of dispersion (i.e., scattering) of the radio beam as compared to the more dispersed radio beams produced at lower frequencies, allow for the reuse of bandwidth capacity in a licensed area. The ability to reuse capacity allows the 38 GHz license holder to densely deploy its 38 GHz services in a given geographic area, provide services to multiple customers over the same 38 GHz channel, and conserve bandwidth capacity, thereby enhancing the types of services that can be provided and increasing the number of customers to which such services can be provided.

Business Strategy

      The Company's objective is to become the full-service telecommunications provider of choice to small and medium-sized business customers and a provider of high-quality alternative and broadband facilities to its Carrier Services customers. Key elements of the Company's strategy are to:

      Expand Network Infrastructure. The Company is creating an infrastructure on a city-by-city basis using its Wireless Fiber capabilities, switches and other telecommunications equipment acquired by the Company from equipment vendors and facilities leased from other carriers to originate and terminate traffic. Pursuant to its building-centric network plan, the Company is identifying strategically located sites in each metropolitan area where it provides service to serve as hubs for its network in that metropolitan area. These hub sites will be connected via Wireless Fiber links to end users. The Company believes that a limited number of hub sites (generally less than a dozen) in each metropolitan area will allow it to address more than 70% of its targeted buildings and to carry the majority of its customers' traffic on its own network instead of the higher cost facilities of other carriers.

      Exploit First-to-Market Advantages. The Company seeks to capitalize on the significant opportunities emerging in the industry as a result of the Telecommunications Act of 1996 (the "Telecommunications Act") by exploiting a "first-to-market" advantage as one of the few holders of 38 GHz licenses with an established operating and management infrastructure. The Company believes that its early entrance into its markets provides it with advantages over many potential competitors by allowing it to: (i) establish a customer base prior to widespread competition from other CLECs; (ii) develop a proven, reliable network infrastructure using its own switching and transmission capabilities ahead of many other CLECs; (iii) develop pioneering expertise in the utilization of 38 GHz for the delivery of telecommunications and multimedia services and the design and management of 38 GHz-based networks; and (iv) acquire Roof Rights to place its 38 GHz antennae on a large number of buildings on favorable terms and in advance of other wireless service providers.

      Focus on Small and Medium-Sized Business Customers. The Company believes there exists a substantial opportunity to attract a base of small and medium-sized business customers by providing superior customer service and sales support. The customer base initially targeted by the Company consists of businesses typically located in buildings

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                                        8
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that have more than 100,000 square feet of commercial space and which, in many instances, are not served by fiber facilities provided by CLECs or competitive access providers ("CAPs"). The Company estimates that there are more than 8,000 buildings in this target group, populated by approximately 9.7 million workers using more than 2.1 million phone lines. Over time, the Company intends to expand its target customer base to include the majority of small and medium-sized businesses in the metropolitan areas covered by the Wireless Licenses, which the Company estimates contain approximately 60% of all such businesses in the United States and represent a market opportunity in excess of $30 billion per year.

      Market Wireless Fiber to Other Carriers. The Company markets its Carrier Services to other carriers such as the RBOCs and other local exchange carriers ("LECs"), interexchange carriers ("IXCs"), other CAPs and CLECs, providers of personal communications services ("PCS") and cellular and specialized mobile radio services ("CMRS") providers. The Company believes that its Carrier Services present an attractive, economical method for telecommunications service providers to add a high-capacity extension to their own networks and service territories, especially as they seek to rapidly penetrate new markets opening as a result of the Telecommunications Act. The Company's Carrier Services can also provide cost-efficient route diversity where network reliability concerns require multiple telecommunications paths.

      Since the commercial introduction of the Company's Carrier Services in October 1995, the number of carrier customers has increased significantly. Such customers include Ameritech Cellular Services, AT&T Wireless, Bell Atlantic/NYNEX Mobile, Brooks Fiber, Cellular One, PrimeCo Personal Communications, Siemens Stromberg-Carlson, Teleport Communications Group and Western Wireless. In addition, the Company has entered into multi-year master service agreements with American Communications Services, Electric Lightwave, IntelCom, MCI Communications and Pacific Bell. These agreements establish the framework under which such companies may effect the integration of Wireless Fiber services into their own telecommunications networks. The Company is in the process of negotiating additional master service agreements with other large telecommunications providers and has offered to enter into co-exclusive multi-region network usage agreements with one or more such providers.

      Market Wireless Fiber Services as a Solution to Growing Capacity Shortages. The Company believes that demand for its Wireless Fiber-based CLEC and Carrier Services will grow because of the expanding volume of data communications traffic resulting from increasing Internet usage and other high-volume data transmission requirements. This type of traffic increasingly requires high-capacity, end-to-end networks that are often difficult to provide economically with older RBOC and LEC infrastructure.

      Provide Information and Content Services. The Company believes that the ability to deliver information and other content will become an increasingly important factor in the choice of a telecommunications provider by businesses as competition increases and the markets covered by the Wireless Licenses mature. Accordingly, the Company actively seeks opportunities to utilize its information and content assets and services to enhance the marketability of the Company's telecommunications services.

Development of Core Assets

      The Company believes that in order to effectively compete with incumbent LECs and other telecommunications service providers in its target markets, it must develop a core group of assets, capabilities and resources. The Company has made substantial progress in acquiring and developing these core assets, which include:

      Transmission and Switching Facilities. In October 1996, the Company initiated local switched services in New York City, utilizing its first 5ESS switch, purchased from Lucent Technologies, Inc. ("Lucent"), and facilities leased from NYNEX. Since that time, the Company has initiated local switched services in Boston, Chicago, Dallas, Fort Worth, Los Angeles, Newark, San Diego and Washington, D.C. During the next three years, the Company intends to install Lucent switches to serve most of its major markets. The Company has the necessary Roof Rights to install its Wireless Fiber transmission facilities on more than 1,900 buildings in its licensed areas. The Company also has developed business and operational support and network monitoring and management systems that will ensure the efficient use of its networks and provide network reliability and transmission quality equivalent to that provided by fiber-optic networks. The Company maintains a network operations center ("NOC"), which is operating 24 hours a day, 7 days a week, and is currently building a national field service force.

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      In October 1997, the Company purchased (the "US ONE Asset Acquisition and
Financing") from US ONE Communications Corp. ("US ONE") and its subsidiaries, entities in bankruptcy, 12 Lucent switches, leased fiber-optic capacity in the New York metropolitan area and certain related assets for a purchase price of approximately $81.25 million in the form of (i) $61.25 million cash paid at the closing of the US ONE Asset Acquisition and Financing and (ii) $20 million, to be paid on the effective date of US ONE's confirmed plan of reorganization in its pending Chapter 11 bankruptcy case, in either cash or shares of the Company's common stock, to be determined at the Company's discretion. The Company believes that the US ONE Asset Acquisition and Financing will allow the Company to accelerate the city-by-city rollout of its Wireless Fiber and switch-based infrastructure, although there can be no assurance of this. See "Description of Certain Indebtedness and Preferred Stock" for a description of the $62 million financing utilized by the Company in the US ONE Asset Acquisition and Financing.

      The Company recently entered into an agreement with a manufacturer and is negotiating with another alternative manufacturer for the initial development and deployment of equipment for use in local digital multi point 38 GHz networks. A multi point network, also known as a point-to-multi point or a multiple point-to-point network, enables a single radio and antenna at a hub location to send and receive unique transmissions to and from many remote radios located within a cluster of buildings. The Company believes that the implementation of multi point network architecture will provide it with (i) substantially reduced network deployment costs, (ii) more efficient spectrum utilization and reduced operating and installation costs and (iii) an improved ability to tailor spectrum allocation to address specific customer requirements (i.e., "bandwidth on demand"). The Company anticipates initial deployment of multi point technology during the fourth quarter of 1997 and general deployment of this technology during 1998.

      State Authorizations. The Company has obtained authorization to operate as a CLEC in 28 states and the District of Columbia and is in the process of seeking authorization to operate as a CLEC in a number of additional jurisdictions. The Company is authorized to provide its local access and other Carrier Services as a CAP in 37 states and the District of Columbia and has applications pending for such authorizations in a number of additional jurisdictions.

      Sales and Customer Support Organizations. The Company is expending a significant amount of time and capital to build a dedicated, responsive sales and customer support organization in order to ensure that the people and systems necessary to achieve customer satisfaction keep pace with a growing customer base. The Company has a direct sales organization for its CLEC services, currently consisting of approximately 400 people located in 16 major markets, and a Carrier Services sales group, currently consisting of approximately 40 people.

      Information Systems. The Company is investing significant capital developing state-of-the-art information systems platforms directed toward the accurate and flexible handling of the billing and customer satisfaction requirements of a diverse customer base purchasing a variety of telecommunications services. The Company believes that its information systems allow it to provide customers with a level of service and responsiveness that many other telecommunications services providers do not offer and that such level of service will become a key factor in customers' choice of telecommunications services providers as the market matures.

      Experienced Management and Operating Personnel. The Company has assembled a management team and has hired operating personnel experienced in all areas of telecommunications operations, including more than 250 former officers and employees of MCI Communications and Sprint Corporation, as well as officers and employees from other established telecommunications companies. The Company plans to hire additional experienced telecommunications marketing and operations personnel as appropriate.

WinStar Equipment II Corp.

      WinStar Equipment is a recently organized, wholly owned subsidiary of the Company established to facilitate the financing and purchase of telecommunications equipment and inventory ("Designated Equipment"), including radios, antennae, switches, cable, service vehicles and related equipment and software, used in the Company's businesses and for the buildout of its telecommunications operations. WinStar Equipment is using the proceeds of the Equipment Notes Offering (as defined) to purchase Designated Equipment which it will, in turn, lease in connection with the furtherance of the Company's telecommunications business.

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                                       10
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      In October 1997, counsel for the Company delivered to the Commission a letter ("No-Action Request Letter") seeking confirmation from the Commission that it will not raise any objection if the Company does not include separate financial statements of WinStar Equipment but rather, provides summarized financial information regarding WinStar Equipment in the Company's periodic reports filed pursuant to the Exchange Act. In addition, the No-Action Request Letter asks that the Commission agree that it will not raise any objection if WinStar Equipment does not comply with the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act. The Company believes that its position with respect to financial information of WinStar Equipment is appropriate because: (i) WinStar Equipment does not and will not generate any revenue other than lease payments it receives from the lessees of equipment, which payments WinStar Equipment will in turn apply to service the debt evidenced by the Equipment Notes; (ii) WinStar Equipment has no operating history and no assets other than cash and cash equivalents, the Designated Equipment it has already purchased with the proceeds of the Equipment Notes, and the Designated Equipment it will purchase in the future until the proceeds from the Equipment Notes are exhausted; (iii) the Company is the sole stockholder of WinStar Equipment, which currently has no employees; (iv) each of WinStar Equipment's officers and directors is also an employee of the Company; and (v) WinStar Equipment has no independent operations other than to function as a telecommunications equipment leasing company serving primarily the Company and its telecommunications businesses. As of the date of this Prospectus, the Commission has not yet delivered to counsel for the Company a no-action letter responding to the No-Action Request Letter.

Other Businesses

      The Company has historically generated a significant portion of its revenues from the resale of long distance services to residential customers. As part of its CLEC service offerings, the Company is focusing on the sale of long distance services to small and medium-sized businesses and is not currently marketing such services to residential customers on an active basis.

      Prior to the Company's entry into the telecommunications industry, it marketed and distributed consumer products, including personal care and bath and beauty products, through a nonstrategic subsidiary. That subsidiary continues to sell such products, primarily to large retailers, mass merchandisers, discount stores, department stores, national and regional drug store chains and other regional retail chains. The Company expects to divest itself of this subsidiary during the next 9 to 12 months.

Corporate Information

      The Company was incorporated under the laws of the State of Delaware in September 1990, its principal office is located at 230 Park Avenue, New York, New York 10169 and its telephone number is (212) 584-4000. WinStar Equipment was also incorporated under the laws of the State of Delaware in August 1997, its principal office is located at 1577 Spring Hill Road, 6th Floor, Vienna, Virginia 22182 and its telephone number is (703) 645-5000.

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                          Summary of The Exchange Offer

Background - The Private Offering of Debt Securities

General....................         An aggregate of $50.0 million principal
                                    amount of Old Equipment Notes were sold to the Initial Purchasers by the Issuer in an institutional private placement in August
                                    1997 ("August 1997 Debt Placement"). The
                                    Initial Purchasers, in turn, sold such Old
                                    Equipment Notes to certain Qualified
                                    Institutional Buyers in reliance on Rule
                                    144A under the Securities Act.

Exchange of
  Old Equipment Notes......         In connection with the August 1997 Debt
                                    Placement, WinStar Equipment and the Company entered into the Registration Agreement pursuant to which WinStar Equipment is obligated to use its best efforts to consummate this Exchange Offer with respect to the Old Equipment Notes pursuant to the Registration Statement of which this
                                    Prospectus forms a part, or if required in lieu thereof, cause the Old Equipment Notes to be registered under the Securities Act pursuant to a shelf registration statement.
                                    If (i) by February 4, 1998, neither the
                                    Exchange Offer is consummated nor the shelf registration statement is declared effective; or (ii) after either the Registration Statement of which this
                                    Prospectus forms a part (or the shelf
                                    registration statement) is declared
                                    effective, such registration statement
                                    thereafter ceases to be effective or usable
                                    (subject to certain exceptions) in
                                    connection with resales of the Old Equipment
                                    Notes or the applicable New Equipment Notes in accordance with and during the periods specified in the Registration Agreement
                                    (each such event referred to in clauses (i) and (ii) a "Registration Default"), additional interest of 0.50% will accrue on such Notes from and including the date on which any such Registration Default shall occur, but excluding the date on which all Registration Defaults have been cured.

Terms of the Exchange Offer

The Exchange Offer.........         Pursuant to the Exchange Offer, $1,000
                                    principal amount of New Equipment Notes will be issued in exchange for each $1,000 principal amount of outstanding Old
                                    Equipment Notes validly tendered and not withdrawn. The New Equipment Notes will be issued to tendering holders of Old Equipment
                                    Notes as promptly as practicable after the Expiration Date.

Resale.....................         Based on an interpretation by the staff of
                                    the Commission set forth in no-action
                                    letters issued to third parties, the Issuer believes that the New Equipment Notes issued pursuant to the Exchange Offer in exchange for Old Equipment Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the
                                    Securities Act, provided that such New
                                    Equipment Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Equipment
                                    Notes. Each broker-dealer that receives New
                                    Equipment Notes for its own account in
                                    exchange for Old Equipment Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of New Equipment Notes. The
                                    Letter of Transmittal states that by so
                                    acknowledging and delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter"

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                                       12
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                                    within the meaning of the Securities Act.
                                    This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Equipment Notes received in exchange for Old Equipment Notes where such New Equipment Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Each of the Company and WinStar Equipment has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Equipment Notes may not rely on the foregoing position of the staff of the Commis sion and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Issuer or the Company.

                                    The Exchange Offer is not being made to, nor will be accepted from, holders of Old Equipment Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction.

Expiration Date............         5:00 p.m., New York City time. January __,
                                    1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. Any extension, if made, will be publicly announced through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations. WinStar Equipment may extend the Expiration Date in its sole and absolute discretion.

Conditions to the
  Exchange Offer  .........         The Exchange Offer is not subject to any
                                    conditions, other than that the Exchange
                                    Offer does not violate applicable law or any applicable interpretation of the staff of the Commission. See "The Exchange Offer --
                                    Conditions to the Exchange Offer." The
                                    Exchange Offer is not conditioned upon any minimum principal amount of Old Equipment
                                    Notes being tendered.

Procedures for Tendering
  Old Equipment Notes......         Each holder of Old Equipment Notes wishing
                                    to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or a facsimile thereof, together with the Old Equipment Notes to be exchanged and any other required documentation to U.S. Trust, as Exchange
                                    Agent, at the address set forth herein and therein. By executing a Letter of Transmittal, each holder will represent to the Company that, among other things, the New Equipment Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Equipment Notes, whether or not such person is the holder, and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Equipment Notes.

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Special Procedures for
  Beneficial Owners........         Any beneficial owner whose Old Equipment
                                    Notes are registered in the name of a
                                    broker, commercial bank, trust company, or other nominee, who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on behalf of such beneficial owner. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Equipment
                                    Notes, either make appropriate arrangements to register ownership of the Old Equipment
                                    Notes in such owner's name or obtain a
                                    properly completed bond power from the
                                    registered holder. Beneficial owners should be aware that the transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
  Procedures...............         Holders of Old Equipment Notes who wish to
                                    tender such Old Equipment Notes and whose Old Equipment Notes are not immediately available or who cannot deliver their Old
                                    Equipment Notes and a properly completed
                                    Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Equipment Notes according to the guaranteed delivery procedures set forth in "The Exchange
                                    Offer -- Procedures for Tendering."

Acceptance of Old Equipment Notes
  and Delivery of New Equipment
  Notes....................         Subject to certain conditions (as described
                                    more fully in "The Exchange Offer--
                                    Conditions to the Exchange Offer"), WinStar
                                    Equipment will accept for exchange any and all Old Equipment Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The New
                                    Equipment Notes issued pursuant to the
                                    Exchange Offer will be delivered as promptly as practicable following the Expiration
                                    Date.

Withdrawal Rights..........         Subject to the conditions set forth herein,
                                    tenders of Old Equipment Notes may be
                                    withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.
                                    See "The Exchange Offer -- Withdrawal of
                                    Tenders."

Certain Federal Income
  Tax Considerations.......         The exchange pursuant to the Exchange Offer
                                    does not constitute a taxable exchange for federal income tax purposes. Each New
                                    Equipment Note will be treated as having been originally issued at the time the Old
                                    Equipment Note exchanged therefor was
                                    originally issued. However, holders should consult their own tax advisors. See "Certain
                                    United States Federal Income Tax
                                    Considerations."

Exchange Agent.............         U.S. Trust, the Trustee under the Indenture,
                                    is serving as Exchange Agent in connection with the Exchange Offer. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is
                                    (212) 852-1000 and the facsimile number for the Exchange Agent is (212) 852-1625.

               See "The Exchange Offer," below, for more detailed
            information concerning the terms of the Exchange Offer.

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                                       14
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                             The New Equipment Notes

      The Exchange Offer applies to $50.0 million aggregate principal amount of Old Equipment Notes. The form and terms of the New Equipment Notes will be the same as the form and terms of the Old Equipment Notes, except that the New Equipment Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Equipment Notes will evidence the same debt as the Old Equipment Notes and the New Equipment Notes will be entitled to the benefits of the Indenture. Upon consummation of the Exchange Offer, the New Equipment Notes will be treated as a single class with any Old Equipment Notes that remain outstanding. Upon consummation of the Exchange Offer, the Old Equipment Notes will not be entitled to certain registration rights under the Registration Agreement. See "Description of Equipment Notes."

Securities Offered ........         $50.0 million principal amount of 12 1/2%
                                    Guaranteed Senior Secured Exchange Notes Due
                                    2004 of WinStar Equipment.

Maturity Date .............         March 15, 2004.

Interest Payment Dates.....         March 15 and September 15, commencing
                                    September 15, 1997.

Optional Redemption........         The New Equipment Notes will not be
                                    redeemable prior to March 15, 2002, except pursuant to the mandatory redemption provision described below. Thereafter, the
                                    New Equipment Notes will be redeemable at the option of WinStar Equipment, in whole or in part, at the redemption prices set forth herein plus accrued interest, if any, to the date of redemption.

Mandatory Redemption.......         In the event that by August 8, 1999, WinStar
                                    Equipment has not applied at least $50.0 million to fund the Acquisition Costs of Designated Equipment ($50.0 million less the amount so applied being herein called the "Unused Equipment Amount"), WinStar
                                    Equipment is required to redeem New
                                    Equipment Notes in an aggregate principal amount equal to the Unused Equipment Amount at a redemption price of 112.50% of such principal amount, plus accrued interest, if any, to the date of redemption.

Change of Control..........         Upon a Change of Control (as defined), each
                                    holder of New Equipment Notes may require the Issuer of such New Equipment Notes to repurchase such New Equipment Notes at 101% of the principal amount of such New
                                    Equipment Notes, plus accrued interest, if any, on such amount to the date of repurchase.

Ranking
   General.................         At September 30, 1997, after giving effect
                                    to an institutional private placement by the Company in October 1997 ("October 1997 Debt
                                    Placement") of $100 million principal amount of 15% senior subordinated deferred interest notes due 2007 ("October 1997 Notes"), and the borrowing by WinStar Switch Acquisition
                                    Corp., a wholly owned subsidiary of the
                                    Company ("WSAC"), of approximately $62.3 million in October 1997 in order to finance the US ONE Asset Purchase ("US ONE Asset
                                    Acquisition and Financing"), the Company would have had (on an unconsolidated basis) approximately $820.9 million of indebtedness, $561.1 million of which would have been senior indebtedness (including the Company's outstanding 14 1/2% Senior
                                    Deferred Interest Notes due 2005 ("March
                                    1997 Senior Notes"), the guarantee by the

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                                       15
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                                    Company ("March 1997 Equipment Note
                                    Guarantee") of WinStar Equipment Corp.'s
                                    ("Original Equipment Corp.") outstanding 12
                                    1/2% Guaranteed Senior Secured Notes Due
                                    2004 issued in March 1997 ("March 1997
                                    Equipment Notes" and, together with the
                                    March 1997 Senior Notes and the October 1997
                                    Notes, and the New Equipment Notes offered hereby, the "1997 Notes"), Old Equipment Note Guarantee, (the Old Equipment Guarantee together with the New Equipment Note Guarantee, the "Equipment Note Guarantee"), the Company's guarantee of the US ONE Asset Acquisition and Financing ("US ONE Guarantee") and the Company's outstanding 14% Senior Discount Notes due 2005 ("1995 Senior Notes"), and $197.5 million of which would have been senior subordinated indebtedness (consisting of the Company's outstanding 14% Convertible Senior Subordinated Discount Notes due 2005 (the "Convertible Notes" and, together with the 1995 Senior Notes, the "1995 Notes"), the October 1997 Notes and the US ONE Asset Acquisition and Financing). The Company is a holding company and, accordingly, the New Equipment Note Guarantee and US ONE Guarantee will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. At September 30, 1997, after giving effect to the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing, the total liabilities of the Company's subsidiaries was approximately $422.0 million, including trade payables.

   New Equipment Note Guarantee..   The New Equipment Note Guarantee will be an
                                    unsecured, senior obligation of the Company, will rank pari passu in right of payment with all existing and future senior indebtedness of the Company, including the March 1997 Senior Notes, the March 1997
                                    Equipment Note Guarantee, the US ONE
                                    Guarantee and the 1995 Senior Notes, and will be senior in right of payment to all existing and future subordinated indebtedness of the Company, including the Convertible Notes, October 1997 Notes and US
                                    ONE Asset Acquisition and Financing.

   New Equipment Notes.....         The New Equipment Notes will be secured,
                                    senior obligations of WinStar Equipment.

Security...................         The New Equipment Notes will be secured by
                                    liens on Designated Equipment purchased with the proceeds of the August 1997 Debt
                                    Placement.

Restrictive Covenants......         The New Equipment Notes will be issued
                                    pursuant to the Indenture, which restricts the incurrence of additional debt by the Company, the issuance of debt and preferred stock by the Company's subsidiaries, dividends on and redemption of capital stock of the Company, the redemption of certain subordinated obligations of the Company, the sale of assets and subsidiaries' stock and transactions with affiliates. The Indenture also prohibits certain restrictions on distributions from subsidiaries and restricts the Company from consolidating or merging with or transferring all or substantially all of its assets to another person. However, all of these restrictions and prohibitions are subject to a number of important qualifications, including the ability of the Company to

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    designate certain subsidiaries as
                                    unrestricted subsidiaries. The Indenture restricts WinStar Equipment from engaging in any business other than the ownership and leasing of the Designated Equipment and related activities.

                                  Risk Factors

      See "Risk Factors" commencing on page 21 hereof for a discussion of certain risks that should be considered in connection with an investment in the New Equipment Notes, including the risks related to historical and anticipated future operating losses and negative EBITDA.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          Summary Financial Information
                (In thousands of dollars, except per share data)

      The summary financial data presented below for the year ended February 28, 1995, the ten months ended December 31, 1995 and the year ended December 31, 1996 have been derived from the Company's audited Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 1996, reclassified to reflect the operations of WinStar Global Products, Inc. ("Global Products"), the Company's merchandising subsidiary, as a discontinued operation. The summary financial data for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited Condensed Consolidated Financial Statements and notes thereto incorporated by reference into this Prospectus. In the opinion of management, the Unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the period.

                                                                     Year Ended
                                                                  December 31, 1996            Nine Months Ended September 30,
                                                               -----------------------     -------------------------------------
                                                 Ten Months
                                   Year Ended      Ended
                                  February 28,  December 31,                    Pro          1996          1997        1997 Pro
                                     1995          1995          Actual       Forma(1)      Actual        Actual       Forma (1)
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------
Statement of Operations
   Data:
Operating revenues:
  Telecommunications ..........      $14,909       $13,137       $33,969       $32,481       $27,957       $23,910       $23,910
  Information services ........          473         2,648        14,650        14,650         7,479        25,693        25,693
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------
        Total net sales .......       15,382        15,785        48,619        47,131        35,436        49,603        49,603

Operating income (loss):
  Telecommunications ..........       (4,984)       (7,288)      (43,698)      (56,199)      (21,746)     (105,982)     (110,778)
  Information services ........         (157)          217        (1,409)       (1,409)         (563)       (2,632)       (2,632)
  General corporate ...........         (944)       (3,861)      (11,373)      (11,373)       (8,749)      (15,661)      (15,661)
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------
      Total operating loss ....       (6,085)      (10,932)      (56,480)      (68,981)      (31,058)     (124,275      (129,071)
Interest expense ..............         (375)       (7,186)      (36,748)     (109,230)      (26,695)      (53,074)      (84,107)
Interest income ...............          343         2,890        10,515         8,453         8,342        11,052        11,052
Other expenses, net ...........       (1,109)         (866)         --            --            --           2,219         2,219
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------

Net loss from continuing
   operations .................       (7,226)      (16,094)      (82,713)     (169,758)      (49,411)     (164,078)     (199,907)
Net (loss) income from
   discontinued operations(2) .           (4)          237        (1,010)       (1,010)         (616)       (1,977)       (1,977)
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------
Net loss ......................       (7,230)      (15,857)      (83,723)     (170,768)      (50,027)     (166,055)     (201,884)
Preferred stock dividends .....         --            --            --          (6,000)         --          (3,881)       (4,535)
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------
Net loss applicable to
   common stock ...............      $(7,230)     $(15,857)     $(83,723)    $(176,768)     $(50,027)    $(169,936)    $(206,419)
                                   =========     =========     =========     =========     =========     =========     =========

Net loss per share from
   continuing operations ......       $(0.42)       $(0.71)       $(2.96)       $(5.58)       $(1.79)       $(5.10)       $(6.21)
Net (loss) income per .........
   share from discontinued
   operations .................         --            0.01         (0.04)        (0.03)        (0.02)        (0.06)        (0.06)
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------
Net loss per common  share
   outstanding ................       $(0.42)       $(0.70)       $(3.00)       $(5.61)       $(1.81)       $(5.16)       $(6.27)
Weighted average common
    shares outstanding ........       17,122        22,770        27,911        31,506        27,691        32,923        32,923
Other Financial Data:
Ratio of earnings from ........
   continuing operations to
   combined fixed charges
   and preferred stock
   dividends(3)                         --            --            --            --            --            --            --

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                   As of September 30, 1997
                                                                                   ------------------------
                                                                                  Actual        Pro forma(4)
                                                                                  ------        ------------
                                                                                       (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments.......................         $302,769        $396,782
Property and equipment, net.............................................          155,025         206,177
Total assets............................................................          719,964         902,389
Current portion of long-term debt and capital lease obligations.........            8,577          70,827
Long-term debt and capital lease obligations, less current portion......          675,991         775,991
Common and preferred stock and additional paid-in capital...............          253,024         253,024
Stockholders' equity (deficit)..........................................          (38,065)        (38,065)

----------

(1) Gives effect to (a) the acquisition of Milliwave Limited Partnership ("Milliwave Acquisition") completed in January 1997, (b) an institutional private placement of $100 million of Units, consisting of preferred stock and warrants, completed in February 1997 ("Preferred Stock Placement"),
      (c) a private placement in March 1997 ("March 1997 Debt Placement") of $100 million 14 1/2% Senior Deferred Interest Notes Due 2005 of the Company ("March 1997 Senior Notes") and $200 million 12 1/2% Guaranteed Senior Secured Notes Due 2004 of Original Equipment Corp., a wholly owned subsidiary of the Company ("March 1997 Equipment Notes"), (d) a private placement in August 1997 ("August 1997 Debt Placement") by WinStar Equipment, a wholly owned subsidiary of the Company, of the Equipment Notes, (e) the October 1997 Debt Placement and (f) the US ONE Asset Acquisition and Financing, each as if they occurred as of the beginning of the respective period. Interest expense has been adjusted to include approximately $31.0 million and $72.5 million of interest on such debt and amortization of debt offering costs and other related fees in the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, but not to include interest income earned on additional available cash. Since the Milliwave Acquisition was completed on January 2, 1997, its operations are reflected in the historical results of the Company for the nine month period ended September 30, 1997. See "Description of Certain Indebtedness and Preferred Stock." Depreciation expense has been adjusted to include approximately $4.8 million and $6.4 million, respectively, of depreciation on certain of the assets acquired in the US ONE Asset Acquisition and Financing, assuming straight line depreciation over the expected useful lives of the assets which will ultimately be placed in service.

(2) Such loss or income is from the operations of Global Products, the Company's consumer products subsidiary. On May 13, 1997, a formal plan of disposition for Global Products was approved by the Company's Board of Directors, and it is anticipated that the disposition will be completed within the next 12 months. The disposition of Global Products has been accounted for as a discontinued operation and, accordingly, its net assets have been segregated from continuing operations in the balance sheet data, and its operating results through September 30, 1997 are segregated and reported as discontinued operations in the statement of operations data.

(3) For the year ended February 28, 1995, the ten months ended December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, earnings from continuing operations were insufficient to cover combined fixed charges and preferred stock dividends by $7,288,000, $16,310,000, $83,033,000, $49,411,000 and $169,172,000,
      respectively. On a pro forma basis, giving effect to the items described in footnote 1 above, earnings from continuing operations were insufficient to cover combined fixed charges and preferred stock dividends by $205,655,000 and $176,078,000 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rent expense that the Company believes to be representative of interest.

(4) Gives effect to the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing, as if each occurred at September 30, 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           Forward-Looking Statements

      This Prospectus and the documents incorporated by reference herein contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve certain risks and uncertainties. No assurance can be given that any of such matters will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (a) the Company's ability to service its debt or to obtain financing for the buildout of its telecommunications network; (b) the Company's ability to attract and retain a sufficient revenue-generating customer base; (c) competitive pressures in the telecommunications industry; and (d) general economic conditions. For further information and other factors which could affect the financial results of the Company and such forward-looking statements, see "Risk Factors."

--------------------------------------------------------------------------------

                                  RISK FACTORS

      The New Equipment Notes offered hereby contain the same terms and conditions as the Old Equipment Notes and, accordingly, involve a high degree of risk. Each prospective investor should carefully consider the following risk factors relating to both the Old Equipment Notes and the New Equipment Notes. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the following risk factors:

Historical and Anticipated Future Net and Operating Losses and Negative EBITDA

      The Company has incurred significant operating and net losses attributable in substantial part to the development of its telecommunications businesses. The Company historically has had net losses and negative EBITDA, including net losses and negative EBITDA of approximately $15.9 million and $9.9 million, respectively, for the ten months ended December 31, 1995, $83.7 million and $52.0 million, respectively, for the year ended December 31, 1996 and $166.1 million and $108.8 million, respectively, for the nine months ended September 30, 1997. The Company has been offering local access and other Carrier Services only since December 1994, and local exchange services as a CLEC only since April 1996, and has made and is making significant expenditures in the development of its local telecommunications operations, including expenditures associated with establishing an operating infrastructure and introducing and marketing its telecommunications services. The Company expects to continue to experience significant and increasing operating losses, net losses and total and per share amounts of net loss, along with decreasing net current assets, and to generate increasingly negative EBITDA while it seeks to establish a sufficient revenue-generating customer base and build its network infrastructure so that it can provide services over its own facilities. As a result of increased expenses, principally relating to an increase in the number of employees in connection with the rollout of CLEC services and expenses relating to the servicing of debt, there will continue to be substantial increases in the Company's net loss, operating loss and negative EBITDA. There can be no assurance that the Company will achieve or sustain positive EBITDA or profitability or at any time have sufficient financial resources to make principal and interest payments on its outstanding debt, including the Notes offered hereby.

Substantial Indebtedness; Ability to Service Indebtedness

      At September 30, 1997, on a pro forma basis giving effect to the consummation of the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing, the Company would have had, on a consolidated basis, approximately $856.0 million of indebtedness, including capitalized lease obligations. The accrual of interest on the March 1997 Senior Notes and the US ONE Asset Acquisition and Financing and the accretion of original issue discount on the 1995 Notes will significantly increase the Company's liabilities (except to the extent that the Convertible Notes are converted into the Company's common stock). The Company has significant indebtedness and interest expense as a result of the issuance of the 1995 Notes and the 1997 Notes and the consummation of the US ONE Asset Acquisition and Financing. The Company also may need to incur additional indebtedness in the future. The indentures pursuant to which the 1995 Notes and the 1997 Notes were issued (collectively, the "Indentures") limit, but do not prohibit, the incurrence of additional indebtedness by the Company and its subsidiaries. Additionally, the Indentures do not limit the amount of indebtedness that may be incurred by the Company's new media and consumer products subsidiaries.

      The level of the Company's indebtedness could have important consequences, including the following: (i) the combined debt service requirements of the 1995 Notes, 1997 Notes and US ONE Asset Acquisition and Financing could make it more difficult for the Company to make payments on the Notes offered hereby; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in the Company's business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business;
(v) the Company is more highly leveraged than many of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness would make it more vulnerable in the event of a downturn in its business or if operating cash flow does not significantly increase.

Limited Purpose, Assets and Sources of Revenues of WinStar Equipment

      WinStar Equipment was recently organized by the Company solely to facilitate the financing and purchase of Designated Equipment. WinStar Equipment's assets consist solely of a combination of the proceeds received from the sale of the Old Equipment Notes, Designated Equipment acquired with such proceeds and the leases of Designated Equipment (the "Leases"). WinStar Equipment's only source of revenues will be payments due to it pursuant to the terms of the Leases and, accordingly, the ability of WinStar Equipment to make payments of principal and interest on the Equipment Notes will be dependent on the ability of the lessees to make payments under the Leases. Accordingly, there can be no assurance that WinStar Equipment will be able to generate sufficient funds from its business to meet its obligations to pay principal and interest on the New Equipment Notes, in which event the Company would be obligated to make such payment in accordance with the New Equipment Note Guarantee.

Holding Company Structure; Ranking of the Notes; Secured Indebtedness

      The Company is a holding company and its only material assets consist of the common stock of its operating subsidiaries and the proceeds raised from certain private placements of equity and debt securities, all of which the Company has loaned or contributed, or intends to loan or contribute, to its subsidiaries. The Company may have to rely upon dividends and other payments from its subsidiaries to generate the funds necessary to pay the principal of and interest on the Equipment Notes if required under the New Equipment Note Guarantee. The subsidiaries, however, are legally distinct from the Company and have no obligation, contingent or otherwise, to pay amounts due pursuant to the New Equipment Note Guarantee or to make funds available for such payment. The Company's subsidiaries have not guaranteed the Old Equipment Notes and will not guarantee the New Equipment Notes. The ability of the Company's subsidiaries to make such dividends and other payments to the Company is subject to, among other things, the availability of funds, the terms of such subsidiaries' indebtedness and applicable state laws. See "Description of Certain Indebtedness and Preferred Stock." Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness. Accordingly, the New Equipment Note Guarantee will be effectively subordinated to all liabilities (including trade payables) of the subsidiaries of the Company. At September 30, 1997, after giving effect to the US ONE Asset Acquisition and Financing, the subsidiaries of the Company had approximately $339.7 million of liabilities (excluding intercompany payables to the Company and each other), including $293.4 million of indebtedness (including the Equipment Notes). See "Description of the Equipment Notes."

      The Notes are unsecured indebtedness of the Company. At September 30, 1997, after giving effect to the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing, the Company on a consolidated basis had an aggregate of approximately $856.0 million of indebtedness, including capitalized lease obligations, approximately $355.7 million of which was secured by liens on certain of the Company's assets. In the event such secured indebtedness goes into default and the holders thereof foreclose on the collateral, the holders of secured indebtedness will be entitled to payment out of the proceeds of their collateral prior to any holders of general unsecured indebtedness, including the New Equipment Note Guarantee, notwithstanding the existence of any event of default with respect to the Equipment Notes.

Risks Regarding the Collateral

      Although the Equipment Notes are secured by Designated Equipment acquired by WinStar Equipment, the value of the collateral is expected to be substantially less than the principal amount of the New Equipment Notes. The Equipment Notes are not secured by the proceeds from the issuance of the Equipment Notes, but only by such Designated Equipment. At the time of the original issuance of the Equipment Notes, WinStar Equipment purchased only $2.7 million worth of Designated Equipment and WinStar Equipment does not expect to use substantially all the proceeds from the sale of the Equipment Notes until some time in the second quarter of 1999. As of the date of this Prospectus, WinStar Equipment has used approximately $2.7 million of the proceeds of the August 1997 Debt Placement to purchase Designated Equipment. Until WinStar Equipment uses all such proceeds, the Equipment Notes will not be secured by Designated Equipment having aggregate Acquisition Costs equal to the principal amount of the Equipment Notes; and, in any event, the Acquisition Costs of any such Designated Equipment may not represent the value that a secured party would be able to receive upon enforcement of its security interest in such Designated Equipment. Furthermore, it is likely that the value of such Designated Equipment will decrease over time as such

Designated Equipment is deployed in the business and equipment manufacturers develop improved products or similar products at reduced prices. Except for the requirement to redeem Equipment Notes in an amount equal to the unused proceeds from the issuance of the Equipment Notes, WinStar Equipment is not required to reduce the outstanding amount of the Equipment Notes based on the value of the collateral. Therefore, it is likely that, if the Equipment Notes were in default and the Trustee attempted to foreclose on the collateral, the value of the collateral would be substantially less than the amount of the indebtedness under the Equipment Notes.

      The security interest in Designated Equipment acquired by WinStar Equipment will not arise until WinStar Equipment actually acquires such Designated Equipment, which (except for the limited amount of equipment acquired contemporaneously with the closing of the August 1997 Debt Placement on August 8, 1997 and since that date) will be substantially after the issuance of the Equipment Notes. As a result, the security interest arising in connection with the later acquired Designated Equipment may be subject to challenge, in a bankruptcy or reorganization of WinStar Equipment, as a preferential transfer insofar as such security interest secures an antecedent debt. In such event, if WinStar Equipment became subject to a bankruptcy or similar proceeding during the preference period (generally 90 days) following the acquisition of any Designated Equipment, the security interest in such Designated Equipment could be set aside in such proceeding for the benefit of other creditors (if any) of WinStar Equipment. See "Description of the Equipment Notes."

Failure to Maintain Perfected Security Interest

      Under the Indenture, WinStar Equipment is required to secure the Equipment Notes by granting liens on the Designated Equipment. WinStar Equipment has filed UCC-1 financing statements naming WinStar Equipment as debtor and the Trustee (as defined) as the secured party acting as collateral agent for holders of Equipment Notes with the Secretary of State or other appropriate office of each state in the United States and the District of Columbia. WinStar Equipment has covenanted to maintain the effectiveness of such filings under the relevant provisions of the Uniform Commercial Code. However, the liens will be perfected only to the extent that such filings are sufficient to perfect liens on the Designated Equipment. Generally, filings will not be made in local filing offices, in real estate records, with any Federal office or agency or in respect of any certificate of title. Failure to make additional filings or to maintain the contemplated filings may allow other creditors of WinStar Equipment, if any, to obtain rights to the Designated Equipment equal or superior to those of the holders of the Equipment Notes. Owners or mortgagees of property on which items of Designated Equipment are installed may also obtain such rights. This could result in all or some of the value of the Designated Equipment acquired by WinStar Equipment not being available to the holders of the Equipment Notes to satisfy the outstanding indebtedness of the Equipment Notes in the event of a default. Such failure could arise, among other reasons, because of the failure to file continuation statements prior to the expiration of each five-year period after the initial filing or because of the failure to make the additional filings discussed above. Accordingly, investors should not rely on the perfection of any specific lien in making an investment decision to purchase Equipment Notes.

Need to Refinance Substantial Amount of Indebtedness to Repay Equipment Notes at Maturity

      The Equipment Notes mature in March 2004. If WinStar Equipment does not have cash flow from operations with which to pay the Equipment Notes, the Company, as guarantor, would be required to pay the Equipment Notes, and in the absence of sufficient cash flows of its own, the Company would be forced to raise the cash to pay the Equipment Notes through equity offerings or additional debt financings. The Company's ability to raise additional debt financing to repay the Equipment Notes is severely restricted under the terms of the Indentures which may require the Company to refinance the 1995 Notes and the March 1997 Senior Notes and the March 1997 Equipment Notes prior to or simultaneously with any refinancing of the Equipment Notes. Accordingly, the Company may be forced to refinance a substantial amount of other indebtedness in order for the Equipment Notes to be paid when due. There can be no assurance that the Company will be able to refinance any or all of such indebtedness at such time.

Risks Related to CLEC Strategy; Anticipated Initial Negative Operating Margins in CLEC Business

      The Company is pursuing an accelerated strategy to enter the local exchange services market as a CLEC in the metropolitan areas in which it has Wireless Licenses and to develop and obtain the facilities necessary to provide its own switched local exchange services. The Company has limited experience providing local exchange services and there can be no assurance that the Company's CLEC strategy will be successful. In addition, local exchange service providers have never utilized 38 GHz wireless-based systems as a significant segment of their local exchange services facilities and there can be no assurance that the Company will be successful in implementing its Wireless Fiber-based system. The Company's CLEC strategy is subject to risks relating to: the receipt of necessary regulatory approvals; the negotiation and implementation of resale agreements with other local service providers; the negotiation and implementation of interconnection agreements with RBOCs and other incumbent LECs; the failure of LECs and RBOCs to honor the letter and spirit of consummated interconnection agreements; the ability of third-party equipment providers and installation and maintenance contractors to meet the Company's rollout schedule; the recruitment of additional personnel in a timely manner, so as to be able to attract and service new customers but not incur excessive personnel costs in advance of the rollout; the Company's ability to attract and retain new customers through delivery of high-quality services; the potential adverse reaction to the Company's services by the Company's carrier customers, which may view the Company as a competitor; and the Company's ability to manage the simultaneous implementation of its plan in multiple markets. In addition, the Company is subject to the risk of unforeseen problems inherent in being a new entrant in a rapidly evolving industry.

      Historically, almost all of the Company's telecommunications revenues have been derived from the resale of long distance services to residential customers. As part of its CLEC strategy, the Company is marketing its long distance services to small and medium-sized businesses and is no longer actively marketing such services to residential customers. As a result, revenues from the provision of long distance services to residential customers have begun and are expected to continue to substantially decline through attrition of the Company's long distance residential customer base.

      Although the Company's initial implementation of its CLEC strategy entails the resale of the facilities and services of other service providers, which itself is dependent on the negotiation and implementation of satisfactory resale arrangements, the Company's CLEC strategy will require significant capital investment related to the purchase and installation of numerous switches and the interconnection of these facilities to customers' buildings and LEC and CLEC local networks, including the installation of Wireless Fiber links and the buildout of other facility infrastructure, in advance of generating material revenues.

      As the Company rolls out its CLEC operations, it will experience negative operating margins while it develops its facilities. After initial rollout of its CLEC services in a particular city, the Company expects operating margins for such operations to improve only when and if: (i) sales efforts result in sufficiently increased volumes of traffic; (ii) the Company has installed a switch and a sufficient number of Wireless Fiber links so that a substantial portion of the Company's traffic in that city can be originated and terminated over the Company's Wireless Fiber facilities instead of LEC or other CLEC facilities; and (iii) higher margin-enhanced services are sought by, provided to and accepted by customers. While the Company believes that the unbundling and resale of LEC services and the implementation of local telephone number portability (which will permit customers to retain their telephone numbers when switching carriers), which are mandated by the Telecommunications Act, will reduce the Company's costs of providing local exchange services and facilitate the marketing of such services, there can be no assurance that the Company's CLEC operations will become profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs and other CLECs. The Company's failure to implement its CLEC strategy successfully would have a material adverse effect on the operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

Negative Operating Margins in the Initial Provision of Wireless Fiber-Based Carrier Services

      The Company has experienced negative operating margins in connection with the development and initial provision of its Wireless Fiber-based Carrier Services and expects to continue to experience negative operating margins until it develops a sufficient revenue-generating customer base for such services. In order to demonstrate the efficacy of Wireless Fiber, the Company often provides complimentary service on a trial basis for a limited period. The Company expects to improve operating margins in the provision of its Carrier Services over time by: (i) continuing to obtain appropriate Roof Rights; (ii) acquiring and retaining an adequate customer base; (iii) placing telecommunications traffic of new customers and additional telecommunications traffic of existing customers across installed Wireless Fiber links; and (iv) inducing providers of telecommunications services to utilize and market the Company's Wireless Fiber services as part of their own networks, systems and services, thereby reducing the Company's related marketing costs. If the

Company fails to accomplish any of the foregoing, particularly acquiring and retaining an adequate customer base, it will not be able to improve the operating margins of its Carrier Services business. There can be no assurance that the Company will be able to achieve or sustain positive operating margins. Failure to achieve positive operating margins would have a material adverse effect on the operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

Risks Associated with Rapid Expansion and Acquisitions

      The Company intends to pursue a strategy of aggressive and rapid growth, including the accelerated rollout of its CLEC services, acquisitions of businesses and assets, including additional spectrum licenses, continued marketing of its Carrier Services, and the hiring of additional management, technical and marketing personnel, all of which will result in significantly higher operating expenses. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the business, financial condition and results of operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes. As part of its strategy, the Company may acquire complementary assets or businesses. The pursuit of acquisition opportunities will place significant demands on the time and attention of the Company's senior management and will involve considerable financial and other costs with respect to identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating the acquired businesses with the Company's existing operations. Employees and customers of acquired businesses may sever their relationship with such businesses during or after the acquisition. There can be no assurance that the Company will be able to successfully consummate any acquisitions or integrate any business or assets which it may acquire into its operations.



Competition

      The Company is subject to intense competition in each of the areas in which it operates. Many of the Company's competitors have longer-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company. Further, sales of the Company's Carrier Services are typically made to other telecommunications providers that compete or may compete in the future with the Company.

      Local Telecommunications Market. The local telecommunications market is intensely competitive for new entrants and currently is dominated by the RBOCs and other LECs. The LECs have long-standing relationships with their customers, have the ability to subsidize competitive services with revenues from a variety of other services and benefit from existing state and federal regulations that currently favor the LECs over the Company in certain respects. In addition to competition from the LECs, the Company also faces competition from a growing number of new market entrants, such as other CLECs and CAPs. The Company also may face competition in the provision of local telecommunications services from cable companies, electric utilities, LECs operating outside their current local service areas and IXCs. Moreover, the consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, which have accelerated, could give rise to significant new or stronger competitors. The Company currently also faces or anticipates facing competition from other entities which offer, or are licensed to offer, 38 GHz services and could face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum (including 2 GHz, 18 GHz, 24 GHz, 28 GHz and 47 GHz, among others). The initial perceived success of the Company's business is also likely to encourage increased competition from other spectrum users. The Company's Internet services also face significant competition from, among others, cable television operators deploying cable modems that provide high-speed data transmission over existing coaxial cable television networks. As competition increases in the local telecommunications market, the Company anticipates that general pricing competition and pressures will increase significantly. The Company has not obtained significant market share in any of the areas where it offers its services, nor does it expect to do so given the size of its local telecommunications services markets, the intense competition therein and the diversity of customer requirements. There can be no assurance that the Company will be able to compete effectively in any of its markets.

      Long Distance Market. The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company competes for long distance customers with major IXCs, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's current costs since the Company generally leases its access facilities. The Company believes that the RBOCs and CLECs also will become significant competitors in the long distance telecommunications industry. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by competitors. Any such reductions could adversely affect the Company. In addition, LECs have been obtaining additional pricing and regulatory flexibility. This may enable LECs to grant volume discounts to larger long distance companies, which also could put the Company's long distance business at a disadvantage in competing with larger providers.

      New Media Business. The industry in which the Company's new media subsidiary competes consists of a very large number of entities producing, owning or controlling news, sports, entertainment, educational and informational content and services, including telecommunications companies, television broadcast companies, sports franchises, film and television studios, record companies, newspaper and magazine publishing companies, universities and on-line computer services. Competition is intense for timely and highly marketable or usable information and entertainment content. Almost all of the entities with which the Company's new media subsidiary competes have significantly greater presence in the various media markets and greater resources than the Company, including existing content libraries, financial resources, personnel and existing distribution channels. There can be no assurance that the Company will be able to compete successfully in the emerging new media industry.

Significant Capital Requirements

      The expansion of the Company's telecommunications operations and the continued funding of operating expenses will require substantial capital investment. Additionally, as part of its strategy, the Company may seek to acquire complementary assets or businesses (including additional spectrum licenses, by auction or otherwise), which also could require substantial capital investment. The Company's decision to accelerate the development of its CLEC operations in response to the Telecommunications Act has substantially increased the Company's near-term capital expenditure requirements. The amount of capital required to execute the Company's business plan is a function of the speed at which its plan is executed. In the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any acquisitions of businesses or assets (including additional spectrum licenses, by auction or otherwise), or if the Company fails to secure additional equipment financing arrangements, if necessary, the Company may be required to seek additional sources of capital sooner than currently anticipated. Sources of additional capital may include public and private equity and debt financing, sales of nonstrategic assets and other financing arrangements. There can be no assurance that the Company will be able to obtain additional financing or, if such financing is available, that the Company will be able to obtain it on acceptable terms. Failure to obtain additional financing, if needed, could result in the delay or abandonment of some or all of the Company's development and expansion plans, which would have a material adverse effect on the Company's business and could adversely affect the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes.

Government Regulations

      The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all telecommunications services providers to the extent such services involve the provision of jurisdictionally interstate or international telecommunications, including the resale of long distance services, the provision of local access services necessary to connect callers to long distance carriers and the use of electromagnetic spectrum (i.e., wireless services). With the passage of the Telecommunications Act, the FCC's jurisdiction has been extended to include certain issues that traditionally have been considered subject primarily to state regulation (e.g., number portability and carrier discrimination issues). The state regulatory commissions retain jurisdiction over the provision of telecommunications services to the extent such services involve the provision of jurisdictionally intrastate telecommunications in certain instances.

      The Telecommunications Act is intended to remove the formal barriers between the long distance and local telecommunications services markets, allowing service providers from each market (as well as providers of cable television and other services) to compete in all communications markets. The Telecommunications Act will permit the RBOCs eventually to compete in the provision of long distance services between local access transport areas ("LATAs"). Additionally, the FCC is required to promulgate new regulations to address mandates contained in the Telecommunications Act, which will change the regulatory environment significantly. The Telecommunications Act generally requires LECs to provide competitors with interconnection and nondiscriminatory access to the LEC network on more favorable terms than have been available in the past. However, such interconnection and the terms thereof are subject to negotiations with each LEC, which may involve considerable delays and may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, although the Company may petition the proper regulatory agency to arbitrate disputed issues, there can be no assurance that the Company will be able to obtain acceptable interconnection agreements covering each market where it intends to offer services.

      As required by the Telecommunications Act, in August 1996, the FCC adopted new rules implementing the interconnection and resale provisions of the Telecommunications Act (the "Interconnection Order"). These rules generally constitute a pro-competitive, national policy framework designed to remove or minimize the regulatory, economic and operational impediments to full competition for local services, including switched local exchange services. The United States Court of Appeals for the Eighth Circuit stayed the Interconnection Order in October 1996 and, in July 1997, invalidated certain provisions of the Interconnection Order, including those provisions in which the FCC asserted jurisdiction over the pricing of interconnection elements and the "pick and choose" provisions for interconnectors to select discrete provisions of other carriers' interconnection agreements. Many states, however, continue to set the prices for interconnection, resale and unbundled network elements. In October, the Eighth Circuit issued a further decision with respect to the Interconnection Order that vacated the obligation of incumbent LECs, under certain circumstances, to provide combinations of network elements, rather than provide them individually. The FCC has indicated its intention to appeal the Eighth Circuit's rulings to the United States Supreme Court. The Company believes that the Eighth Circuit's rulings will not adversely affect its CLEC operations and may, in certain instances, positively affect the operations of its Carrier Services business. In addition, pursuant to the Telecommunications Act, the FCC recently promulgated regulations to, among other things, implement universal service reform, provide support for the provision of ubiquitous national telephone service and effect access charge reform to more explicitly align the access charges paid by long distance carriers to incumbent LECs to the actual cost of providing such services. In light of the continued litigation challenging the validity of the Telecommunications Act and the regulations promulgated thereunder by the FCC, as well as efforts before Congress to seek modification of provisions of the Telecommunications Act, the Company is unable to predict with specificity what effect the Telecommunications Act or recently promulgated FCC regulations will have on the telecommunications industry in general and on the Company in particular. No assurance can be given that any regulation will broaden the opportunities available to the Company or will not have a material adverse effect on the Company and its operations. Further, there can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment.

      Providers of telecommunications services, including the major IXCs, RBOCs, CLECs and others, are coming under intensified regulatory scrutiny for activities by them or their agents which may result in unauthorized switching of customers from one service provider to another or, in other instances, unfairly impeding customers seeking to switch providers. The FCC, the Federal Trade Commission and a number of state authorities are seeking to introduce more stringent regulation to curtail the intentional or erroneous switching of customers, which could include the imposition of fines, penalties and possible operating restrictions on entities which engage in unauthorized switching activities. In addition, the Telecommunications Act requires the FCC to prescribe regulations imposing procedures for verifying the switching of customers and additional remedies on behalf of carriers for unauthorized switching of their customers. The effects, if any, the adoption of any such regulations would have on the telecommunications industry and the business practices therein cannot be predicted. Statutes and regulations which are or may become applicable to the Company as it expands could require the Company to alter methods of operations, at costs which could be substantial, or otherwise limit the types of services it offers.

Finite Initial Term of Wireless Licenses; Potential License Renewal Costs; Fluctuations in the Value of Wireless Licenses; Transfer of Control

      As described in the FCC's Report and Order and Second Notice of Proposed Rulemaking, released on November 3, 1997 (the "38 GHz Order"), the FCC's policy is to align the expiration dates of all 38 GHz licenses granted before August 1, 1996 such that they mature concurrently on February 1, 2001, and, upon expiration, to renew all such licenses for ten years. Licenses granted on or after August 1, 1996 have terms not to exceed ten years. In each case, the licensee is entitled to an expectation of renewal if the Fee's buildout requirements are met. While the Company believes that all of its Wireless Licenses will be renewed based upon FCC custom and practice establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that any Wireless License will be renewed upon expiration of its initial term.

      In the 38 GHz Order, the FCC also ruled, that (i) it would impose no limits on the accumulation of licenses in the 38 GHz band, (ii) the 39.5 - 40.0 GHz portion of this band would not be reserved for use by satellite operations and that co-primary sharing of the 38 GHz band with satellite operators is not feasible, (iii) licensees should be permitted great flexibility in use of this spectrum, including use for point-to-multi point and mobile services, and (iv) currently unlicensed channels in the 38 GHz band will be auctioned.

      While the Company views the vast majority of the FCC's determinations in the 38 GHz Order as favorable to its operations and business plan, there can be no assurance that all or a portion of the 38 GHz Order will not be repealed or altered as a result of such proceedings.

      The Wireless Licenses are integral assets of the Company, the value of which will depend significantly upon the success of the Company's wireless telecommunications operations and the future direction of the wireless telecommunications segment of the telecommunications industry. The value of licenses to provide wireless services also may be affected by fluctuations in the level of supply and demand for such licenses and by valuations placed on such licenses in any future auction of such spectrum. Any assignment of a license or transfer of control by an entity holding a license is subject to certain limitations relating to the identity and qualifications of the transferee and requires prior FCC approval (and in some instances state regulatory approval as it relates to the provision of telecommunications services in that state), thereby possibly diminishing the value of the Wireless Licenses.

      The Company has entered into agreements to acquire a number of additional 38 GHz licenses. The transfer of licenses issued by the FCC, including 38 GHz licenses (as well as a change of control of entities holding licenses), is subject to the prior consent of the FCC, which consent generally turns on a number of factors including the identity, background and the legal and financial qualifications of the transferee and the satisfaction of certain other regulatory requirements. In light of the foregoing, the newness of this service and possible revisions to the policies and regulations set forth in the 38 GHz Order as a result of the challenges thereto, the uncertainty of final regulations to be issued in connection with the NPRM, there can be no assurance that the FCC will approve all or any of the proposed acquisitions.

Changes in Technology, Services and Industry Standards

      The telecommunications industry has been characterized by rapid technological change, changing end-user requirements, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet these evolving industry standards. The extent to which competitors using existing or currently undeployed methods of delivery of local telecommunications services will compete with the Company's Wireless Fiber services cannot be anticipated. There can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render 38 GHz-based (and other spectrum-based) systems less profitable or less viable. For example, there are several existing technologies that may be able to allow the transmission of high bandwidth traffic over existing copper lines or unlicensed spectrum. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technologies or to introduce new services that could compete with future technologies or that equipment held by the Company in inventory will not be rendered obsolete, any of which would have an adverse effect on the operations of the Company and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Equipment Notes.

Certain Financial and Operating Restrictions

      The indebtedness of the Company and the Indentures impose significant operating and financial restrictions on the Company, affecting, and in certain cases limiting, among other activities, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such restrictions could limit the availability of borrowings or result in a default under the terms of any such indebtedness, and there can be no assurance that the Company will be able to comply with such restrictions. Moreover, these restrictions could limit the Company's ability to engage in certain business transactions which the Company may desire to consummate. The Company's inability to consummate any such transaction could have an adverse effect on the Company's operations and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Notes. See "Description of Certain Indebtedness and Preferred Stock."

Dependence on Third Parties for Service and Marketing; Possible Service Interruptions and Equipment Failures

      The Company's long distance resale business is dependent on utilizing the facilities of major IXCs to carry its customers' long distance telephone calls and, in many instances, especially during initial market penetrations, the Company's CLEC business will be dependent on the facilities of the LECs and other local exchange service providers to carry its customers' local telephone calls. The Company has an agreement with MCI that provide it with access to such carrier's networks and has entered or is entering into interconnect agreements with various LECs, and other CLECs, to access their local exchange facilities. Although the Company believes that it currently has sufficient access to long distance networks and will be able to obtain sufficient access to local exchange facilities, any increase in the rates or access fees charged by the owners of such facilities or their unwillingness to provide access to such facilities to the Company, as well as potential reticence of the LECs to honor appropriate provisioning and service intervals with respect to interconnection arrangements, could materially adversely affect the Company's operations. Failure to obtain continuing access to such networks and facilities could require the Company to significantly curtail or cease its operations and could have an adverse effect on the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Equipment Notes. See "Description of Certain Indebtedness and Preferred Stock." Further, the Company's CLEC operations will rely to some extent upon network elements which the LECs must provide pursuant to the Telecommunications Act and the Interconnection Order. These facilities often use copper wire for "last mile" access to end users. To the extent that the Company relies upon LEC facilities that use copper wire, the Company may not be able to offer potential customers the benefits of Wireless Fiber with respect to high transmission capacity and quality. In addition, the Company's operations require that the networks leased by it, and any facilities which may be developed by the Company, operate on a continuous basis. It is not unusual for networks and switching facilities to experience periodic service interruptions and equipment failures. It is therefore possible that the networks and facilities utilized by the Company may from time to time experience service interruptions or equipment failures resulting in material delays which would adversely affect consumer confidence as well as the Company's business operations and reputation.

      The Company utilizes, in certain cases, third parties for marketing its Wireless Fiber services and maintaining its operational systems. The Company has entered into master service agreements with other telecommunications providers that allow those companies to utilize and resell the Company's Wireless Fiber services to their own customers. The Company also has an agreement with Lucent to provide field service for, and network monitoring of, the Company's Wireless Fiber facilities and another agreement with Lucent for the purchase by the Company of telecommunications switches and related equipment. The failure of any of these third parties to perform under their respective agreements or the loss of any of these agreements could have a material adverse effect on the Company's results of operations and its ability to service its customers. The Company has approached a number of major telecommunications service providers to solicit interest in entering into a multi-year, multi-region network transaction in which the Company would build and maintain a co-exclusive network utilizing Wireless Fiber for providing access to their customer base. Although there can be no assurance that such a transaction will be entered into, the Company believes that such a transaction would be attractive to a number of these provides and is in various stages of discussions with them.

Reliance on Equipment Suppliers

      The Company currently purchases substantially all of its wireless telecommunications equipment, including transceivers and network monitoring equipment, from a single supplier and its switches and related equipment from a single supplier even though, in each case, there are other manufacturers of such equipment. Any reduction or interruption in supply from its suppliers could have a material adverse effect on the Company until sufficient alternative supply sources are established. The Company does not manufacture, nor does it have the capability to manufacture, any of its telecommunications equipment. Although there are other manufacturers who have, or are developing, equipment that would satisfy the Company's needs, there can be no assurance that the Company would be able to replace its current primary suppliers on commercially reasonable terms. In addition, as no industry standard or uniform protocol currently exists for 38 GHz equipment, a single manufacturer's equipment must be used in establishing each wireless link.

Line of Sight; Distance Limitations Imposed by Rainfall Conditions in Certain Geographic Areas; Roof Rights

      In order to provide quality transmission, Wireless Fiber services require an unobstructed line of sight between two transceivers comprising a link, with a maximum distance between any two corresponding transceivers of up to five miles (or shorter distances in certain areas; weather conditions may necessitate distances as short as 1.1 miles between transceivers to maintain desired transmission quality). The areas in which such shorter distances are required are those where rainfall intensity and the size of the raindrops adversely impact transmission quality at longer distances. Other weather conditions, such as snow, electrical storms and high winds, have not, in the Company's experience, affected the quality or reliability of Wireless Fiber services. The establishment of Wireless Fiber services may require additional transceivers to triangulate around obstacles (such as buildings). Similarly, to establish Wireless Fiber services covering a distance in excess of five miles, additional transceivers are required to establish a chain with links no more than five miles apart or to establish a system of interconnected hub sites. The cost of additional transceivers where required by weather, physical obstacles or distance may render Wireless Fiber uneconomical in certain instances. The Company must obtain Roof Rights (or rights to access other locations where lines of sight are available) in each building where a transceiver will be placed. The Company seeks to prequalify and obtain Roof Rights at buildings targeted by potential customers in its licensed areas in advance of anticipated orders. There can be no assurance, however, that the Company will be successful in obtaining Roof Rights necessary to establish its Wireless Fiber services in its potential markets. The Company's prequalification activities often require the payment of option fees to the owners of buildings that are being prequalified. There can be no assurance that the Company will receive orders for Wireless Fiber services which allow the Company to utilize Roof Rights it obtains.

Uncertainty of Market Acceptance of Wireless Fiber Services

      The Company has been marketing its Wireless Fiber services since December 1994. The Company has not obtained a significant market share in any of the licensed areas where it offers Wireless Fiber services. The provision of wireless local telecommunications services over 38 GHz represents an emerging sector of the telecommunications industry and the demand for and acceptance of Wireless Fiber services are subject to a high level of uncertainty. Despite the Company's initial success in attracting customers, there can be no assurance that substantial markets will develop for wireless local telecommunications services delivered over 38 GHz or that, even if such markets develop, the Company will be able to succeed in positioning itself as a provider of such services or provide such services profitably. The Company's success in providing wireless broadband services is subject to a number of factors beyond the Company's control. These factors include, without limitation, historical perceptions of the unreliability and lack of security of previous microwave radio technologies, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for wireless broadband services, competition from wireline and wireless operators in the same market area and changes in the federal and state regulatory schemes affecting the operations of telecommunications service providers in general and wireless broadband systems in particular (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations). In addition, the extent of the potential demand for wireless broadband services in the Company's target markets cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations and the ability of the Company and its subsidiaries to make principal and interest payments on their outstanding debt, including the Equipment Notes.

Absence of Public Market for the New Equipment Notes

      There is no public market and only a limited secondary market for the New Equipment Notes. The Old Equipment Notes are and the New Equipment Notes will be designated eligible for trading in The Private Offerings, Resales and Trading through Automated Linkages (PORTAL) Market of The Nasdaq Stock Market, Inc. New Equipment Notes traded after their initial issuance may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition of, performance of, and prospects for the Company.

Investment Company Act Considerations

      After giving effect to the August 1997 Debt Placement, the Company and WinStar Equipment had substantial cash, cash equivalents and short-term investments. See "Capitalization." Such amount may be invested from time to time in investment securities, which may result in the Company or WinStar Equipment being treated as an "investment company" under the Investment Company Act of 1940 (the "1940 Act"). The 1940 Act requires the registration of, and imposes various substantive restrictions on, certain companies ("investment companies") that are, or hold themselves out as being, engaged primarily, or propose to engage primarily in, the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding composition of assets and sources of income and are not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading securities.

      The Company believes that it and WinStar Equipment are each primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities and, therefore, that neither the Company nor WinStar Equipment is an investment company within the meaning of the 1940 Act. If the Company or WinStar Equipment is found to be an investment company, either the Company or WinStar Equipment respectively, intends to rely upon an exemption from the 1940 Act for certain "transient" or temporary investment companies. However, such exemption is only available for one year.

      If the Company or WinStar Equipment were required to register as an investment company under the 1940 Act, such respective company would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. Application of the provisions of the 1940 Act to the Company or WinStar Equipment would have a material adverse effect on the Company. In addition, if the Company or WinStar Equipment is an investment company under the 1940 Act, the Equipment Notes will not be eligible to be resold in reliance on Rule 144A under the Securities Act and certain holders of the Equipment Notes may not be able to own the Equipment Notes. In such event, the market price of the Equipment Notes may be adversely affected.

Consequences of the Exchange Offer on Non-Tendering Holders of the Old Equipment Notes

      After Exchange Offer is consummated, the Company may not be required to register certain of the Old Equipment Notes not tendered and accepted in the Exchange Offer. In such event, holders of certain of the Old Equipment Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the consummation of the Exchange Offer, certain of the Old Equipment Notes may not be entitled to the contingent increase in interest rate provided for in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Agreement.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      The Old Equipment Notes were sold by the Issuer in the August 1997 Debt Placement to the Initial Purchasers who, in turn, sold such Old Equipment Notes to certain Qualified Institutional Buyers in reliance on Rule 144A under the Securities Act. In connection with the August 1997 Debt Placement, the Issuer and the Company entered into the Registration Agreement, pursuant to which the Issuer is obligated to use its best efforts to consummate this Exchange Offer of the Old Equipment Notes for the New Equipment Notes pursuant to an effective registration statement by February 4, 1998. Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name Old Equipment Notes are registered on the books of the Issuer, or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Equipment Notes are held of record by DTC (who may deliver such Old Equipment Notes by book-entry transfer at DTC).

      The Issuer has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Equipment Notes issued pursuant to the Exchange Offer in exchange for the Old Equipment Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that New Equipment Notes issued pursuant to the Exchange Offer in exchange for Old Equipment Notes may be offered for resale, resold and otherwise transferred by any holder of such New Equipment Notes (except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Equipment Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Equipment Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Equipment Notes may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Equipment Notes for its own account in exchange for Old Equipment Notes, where such Old Equipment Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Equipment Notes. See "Plan of Distribution."

      By tendering in the Exchange Offer, each holder of Old Equipment Notes will represent to the Issuer, that, among other things, (i) the New Equipment Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Equipment Notes, whether or not such person is such holder, (ii) neither the holder of Old Equipment Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Equipment Notes, and (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Equipment Notes for its own account in exchange for Old Equipment Notes. Neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Equipment Notes.

      Following the consummation of the Exchange Offer, holders of Old Equipment Notes not tendered will no longer have certain registration rights and the Old Equipment Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Equipment Notes could be adversely affected.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, WinStar Equipment will accept any and all Old Equipment Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Equipment Notes, WinStar Equipment will issue $1,000 principal amount of New Equipment Notes in exchange for each $1,000 principal amount of outstanding Old Equipment Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Equipment Notes pursuant to the Exchange Offer. However, Old Equipment Notes may be tendered only in integral multiples of $1,000 principal amount.

      The forms and terms of the New Equipment Notes will be identical in all material respects to the forms and terms of the corresponding Old Equipment Notes, except that the New Equipment Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount at maturity of Old Equipment Notes being tendered for exchange. DTC is the sole registered holder of the Old Equipment Notes, and holds such notes on behalf of numerous participants. This Prospectus, together with the Letter of Transmittal, is being sent to all such registered holders as of December 12, 1997.

      Under the Indenture, holders of Old Equipment Notes do not have any appraisal or dissenters rights in connection with the Exchange Offer. WinStar Equipment intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

      WinStar Equipment shall be deemed to have accepted validly tendered Old Equipment Notes when, as and if it has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Equipment Notes from WinStar Equipment. If any tendered Old Equipment Notes are not accepted for exchange, such unaccepted Old Equipment Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

      Holders who tender Old Equipment Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Equipment Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See " -- Fees and Expenses."

Expiration Date; Extensions; Amendments

      The term "Expiration Date" shall mean 5:00 p.m., New York City time, on January __, 1997 unless the Issuer in its sole discretion extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Issuer has no current intention to extend the Exchange Offer, the Issuer reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Equipment Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Equipment Notes for Old Equipment Notes will be the first New York Stock Exchange trading day following the Expiration Date.

      WinStar Equipment expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Equipment Notes if any of the events set forth below under " -- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuer and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Old Equipment Notes, whether before or after any tender of the Old Equipment Notes.

Procedures for Tendering

      The tender to WinStar Equipment of Old Equipment Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and WinStar Equipment in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal signed by such holder. A holder of the Old Equipment Notes may tender such Old Equipment Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Equipment Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

      If tendered Old Equipment Notes are registered in the name of the signer of the Letter of Transmittal and the New Equipment Notes to be issued in exchange therefor are to be issued (and any untendered Old Equipment Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of Old Equipment Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Equipment Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Equipment Notes and/or Old Equipment Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the Old Equipment Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

      THE METHOD OF DELIVERY OF OLD EQUIPMENT NOTES, LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD EQUIPMENT NOTES SHOULD BE SENT TO WINSTAR EQUIPMENT.

      The Issuer understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Equipment Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Equipment Notes by causing DTC to transfer such Old Equipment Notes into the Exchange Agent's account with respect to the Old Equipment Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Equipment Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

      If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Equipment Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Equipment Notes are registered and the certificate number(s) of the Old Equipment Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Equipment Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Equipment Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Equipment Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuer may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

      A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Equipment Notes (or a confirmation of book-entry transfer of such Old Equipment Notes into the Exchange Agent's account at DTC) is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Equipment Notes in exchange for Old Equipment Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Equipment Notes.

      All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Equipment Notes will be determined by the Issuer, whose determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of Issuer's counsel, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Equipment Notes. None of WinStar Equipment, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. If any Old Equipment Notes received by the Exchange Agent are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Equipment Notes are submitted in a principal amount greater than the principal amount of Old Equipment Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Equipment Notes will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

      In addition, the Issuer reserves the right in its sole discretion, to the extent permitted by the Indenture to (a) purchase or make offers for any Old Equipment Notes that remain outstanding subsequent to the Expiration Date and
(b) to the extent permitted by applicable law, purchase Old Equipment Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

Terms and Conditions of the Letter of Transmittal

      The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

      The party tendering Old Equipment Notes for exchange ("Transferor") exchanges, assigns and transfers the Old Equipment Notes to WinStar Equipment and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Equipment Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Equipment Notes and to acquire New Equipment Notes issuable upon the exchange of such tendered Old Equipment Notes, and that, when the same are accepted for exchange, WinStar Equipment will acquire good and unencumbered title to the tendered Old Equipment Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Equipment Notes or transfer ownership of such Old Equipment Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

      By executing a Letter of Transmittal, each holder will make to WinStar Equipment the representations set forth above in the third paragraph under the heading " -- Purpose and Effect of the Exchange Offer."

Withdrawal of Tenders

      Tenders of Old Equipment Notes pursuant to the Exchange Offer are irrevocable, except that Old Equipment Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

      To be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time on the Expiration Date. Any such notice of withdrawal must specify the holder named in the Letter of Transmittal as having tendered Old Equipment Notes to be withdrawn, the certificate numbers and designation of Old Equipment Notes to be withdrawn, the principal amount of Old Equipment Notes delivered for exchange, a statement that such holder is withdrawing his election to have such Old Equipment Notes exchanged, and the name of the registered holder of such Old Equipment Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to WinStar Equipment that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Equipment Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Equipment Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Equipment Notes or otherwise comply with DTC procedure. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Issuer and such determination will be final and binding on all parties.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuer will not be required to issue New Equipment Notes in exchange for any properly tendered Old Equipment Notes not theretofore accepted and may terminate the Exchange Offer, or, at its option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

            (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal the consummation of the Exchange Offer, or

            (b) there shall occur a change in the current interpretation by the staff of the Commission which, in the Company's sole judgment, might materially impair WinStar Equipment's ability to proceed with the Exchange Offer.

      WinStar Equipment expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Equipment Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by WinStar Equipment of properly tendered Old Equipment Notes).

      The foregoing conditions are for the sole benefit of the Issuer and may be waived by the Issuer if it is legally permitted to do so, in whole or in part, in its sole discretion. The foregoing conditions must be either satisfied or waived prior to termination of the Exchange Offer. Any determination made by the Issuer concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Exchange Agent

      U.S. Trust has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  By Mail (registered or certified mail recommended):

                            United States Trust Company of New York
                            P.O. Box 844
                            Cooper Station
                            New York, New York  10276-0844

 By Overnight Courier:

                            United States Trust Company of New York
                            770 Broadway - 13th Floor
                            Corporate Trust Operations Department
                            New York, New York  10003
                            Attn: Corporate Trust Operations Department

  By Hand Delivery:

                            United States Trust Company of New York
                            111 Broadway, Lower Level
                            New York, New York 10006
                            Attn: Corporate Trust Services

  By Facsimile (for Eligible Institutions only):

                            (212) 420-6152
                            Confirm by telephone (800) 548-6565

Fees and Expenses

      The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Issuer and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

      The Issuer has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Equipment Notes and in handling or forwarding tenders for exchange.

      The expenses to be incurred by the Issuer in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will not, however, pay the costs incurred by a holder in delivering its Old Equipment Notes to the Exchange Agent, underwriting fees, or commissions or transfer taxes.

Accounting Treatment

      The New Equipment Notes will be recorded at the same carrying value as the Old Equipment Notes as reflected in the Issuer's accounting records on the date of the exchange because the exchange of the Old Equipment Notes for the New Equipment Notes is the completion of the selling process contemplated in the issuance of the Old Equipment Notes. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Equipment Notes will be amortized over the term of the New Equipment Notes.

Other Matters

      Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Equipment Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

      No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by WinStar Equipment. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the Issuer since the dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Equipment Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, WinStar Equipment may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Equipment Notes in such jurisdiction.

      As a result of the making of the Exchange Offer, the Issuer will have fulfilled a covenant contained in the Registration Agreement. Holders of the Old Equipment Notes who do not tender their Old Equipment Notes in the Exchange Offer will continue to hold such Old Equipment Notes and will be entitled to all the rights and limitations applicable thereto under the Equipment Notes Indenture except for certain rights under the Registration Agreement and except that certain of the Old Equipment Notes may not be entitled to the contingent increase in interest rate provided for in the Old Equipment Notes. All untendered Old Equipment Notes will continue to be subject to the restrictions on transfer set forth in the Indenture and the Old Equipment Notes. To the extent that Old Equipment Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Old Equipment Notes could be adversely affected.

      WinStar Equipment will not receive any cash proceeds from the issuance of the New Equipment Notes offered hereby. In consideration for issuing the New Equipment Notes as contemplated in this Prospectus, WinStar Equipment will receive in exchange Old Equipment Notes, in like principal amount, the terms of which are identical to the New Equipment Notes except that such New Equipment Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Old Equipment Notes surrendered in exchange for New Equipment Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Equipment Notes will not result in a change in the indebtedness of the Company or WinStar Equipment.

                                 CAPITALIZATION

      The following table sets forth the cash and capitalization of the continuing operations of the Company as of September 30, 1997: (i) on an historical basis and (ii) on a pro forma basis that gives effect to the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing. The following table should be read in conjunction with the audited Consolidated Financial Statements and related notes thereto incorporated by reference in this Prospectus.

                                                                                                    September 30, 1997
                                                                                            ---------------------------------
                                                                                               Historical       Pro Forma
                                                                                               ----------       ---------
                                                                                            (in thousands, except share data)
Cash, cash equivalents and short-term investments........................................         $302,769        $396,782
                                                                                               ==========      ===========
Liabilities and stockholders' equity:
Current portion of long-term debt and capital lease obligations
   (including the US ONE Asset Acquisition and Financing)................................           $8,577         $70,827
                                                                                               ----------      -----------
Long-term debt and capital lease obligations:
October 1997 Notes.......................................................................               --         100,000
March 1997 Equipment Notes...............................................................          200,000         200,000
Old Equipment Notes......................................................................           50,000          50,000
1995 Senior Notes........................................................................          195,007         195,007
March 1997 Senior Notes..................................................................          107,806         107,806
Convertible Notes........................................................................           97,504          97,504
Other notes..............................................................................              502             502
Capital lease obligations, net of current portion........................................           25,172          25,172
                                                                                               ----------      -----------
   Total long-term debt and capital lease obligations....................................          675,991         775,991
                                                                                               ----------      -----------
Stockholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized, 4,000,000 shares issued
   and outstanding (with a liquidation preference of $103,881,000).......................               42              42
Common Stock, $.01 par value, 200,000,000 shares authorized, 33,493,000 shares
   issued and outstanding(1).............................................................              335             335
Additional paid-in capital...............................................................          252,647         252,647
Accumulated deficit......................................................................         (291,089)       (291,089)
                                                                                               ----------      -----------
Total stockholders' equity                                                                         (38,065)        (38,065)
                                                                                               ----------      -----------
   Total capitalization..................................................................         $646,503        $808,753
                                                                                               ===========     ===========

----------

(1) Does not include (i) an aggregate of 1,056,000 shares of Common Stock issuable upon exercise of options granted or which may be granted under the 1992 Performance Equity Plan ("1992 Plan"), (ii) an aggregate of 7,462,000 shares of Common Stock issuable upon exercise of options granted or which may be granted under the 1995 Performance Equity Plan ("1995 Plan") and (iii) 5,876,000 shares of Common Stock issuable upon exercise of other outstanding options and warrants. Also does not include shares issuable upon the conversion of the Series A Preferred Stock and/or the Convertible Notes, nor dividends on Series A Preferred Stock which were paid in kind on March 31, 1997, June 30, 1997 and September 30, 1997. See "Description of Certain Indebtedness and Preferred Stock." Also does not include certain shares issuable upon consummation of certain agreements to acquire licenses, which are subject to the approval of the FCC and which, under certain circumstances, could be settled, at the Company's option, for cash. The exercise and conversion prices of certain of the foregoing securities are below the current market price of the Common Stock as of the date of this Prospectus.

                         DESCRIPTION OF EQUIPMENT NOTES

      The Old Equipment Notes were issued in the August 1997 Debt Placement under the Indenture, dated as of August 1, 1997, between WinStar Equipment, as issuer, WinStar Communications, Inc. (for the purposed of this Description of Notes, "WCI"), as guarantor, and U.S. Trust, as Trustee. Copies of the form of Indenture are available on request from WCI.

      The New Equipment Notes will be issued under the Indenture. The form and terms of the New Equipment Notes are the same as the form and terms of the Old Equipment Notes, except that the New Equipment Notes will have been registered under the Securities Act, and therefore, will not bear legends restricting transfer thereof. The New Equipment Notes will evidence the same debt as the Old Equipment Notes. Upon consummation of this Exchange Offering, the New Equipment Notes will be treated as a single class under the Indenture with any Old Equipment Notes remaining outstanding. Upon the consummation of this Exchange Offer, Holders (as defined) of Old Equipment Notes may not be entitled to certain registration rights under, or the contingent increase in interest rate provided by, the Registration Agreement.

General

      The New Equipment Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Old Equipment Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Old Equipment Notes may be exchanged or transferred at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at 114 West 47th Street, New York, New York 10036-1532).

Terms of the Equipment Notes

      The Equipment Notes are secured senior obligations of WinStar Equipment, limited to $50.0 million aggregate principal amount, and will mature on March 15, 2004. Interest on the Equipment Notes accrues at a rate of 12 1/2% per annum and will be paid semiannually to Holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date of March 15 and September 15 of each year, commencing September 15, 1997.

Optional Redemption

      The Equipment Notes are not redeemable prior to March 15, 2002, except as discussed below under "-Mandatory Redemption of Equipment Notes." On and after March 15, 2002, the Equipment Notes will be redeemable, at WinStar Equipment's option, in whole at any time, or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant regular record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing March 15 of the years set forth below:

      Year                                                        Equipment
      ----                                                     Note Redemption
                                                                    Price
                                                               ---------------

      2002.....................................................    106.250%
      2003 and thereafter......................................    103.125

      Selection of Equipment Notes for Optional Redemption

      In the case of any partial optional redemption, selection of the Equipment Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Equipment Notes are listed or, if such Equipment Notes are not listed on a national securities exchange, on a pro rata basis, by lot or such other method as the Trustee, in its sole discretion, shall deem fair and appropriate; provided, however, that no Equipment Note of $1,000 in principal amount or less shall be redeemed in part. If any Equipment Note is to be redeemed in part only, the notice of redemption relating to such Equipment Note shall state the portion of the principal amount thereof to be redeemed. A replacement Equipment Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Equipment Note.

Mandatory Redemption of Equipment Notes

      In the event that by August 8, 1999, WinStar Equipment shall not have applied at least $50.0 million to fund the Acquisition Costs of Designated Equipment pursuant to the covenant described below under "-Covenants-Covenants Relating to WinStar Equipment-Use of Proceeds" ($50.0 million less the amount so applied being herein called the "Unused Equipment Amount"), WinStar Equipment shall redeem Equipment Notes in an aggregate principal amount equal to the Unused Equipment Amount at a redemption price of 112.50% of such principal amount, plus accrued and unpaid interest thereon to the redemption date (subject to the right of Holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date). The mandatory redemption described herein shall occur no later than August 23, 1999.

      Selection of the Equipment Notes for mandatory redemption will be made on a pro rata basis; provided, however, that no Equipment Note of $1,000 in principal amount or less shall be redeemed in part. If any Equipment Note is to be redeemed in part only, an Equipment Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Equipment Note.

Equipment Note Guarantee

      WCI, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed on a senior unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of WinStar Equipment under the Indenture and the Equipment Notes, whether for principal of or interest on the Equipment Notes, expenses, indemnifications or otherwise pursuant to the Equipment Note Guarantee (all such obligations guaranteed by WCI pursuant to the Equipment Note Guarantee being herein called the "Guaranteed Obligations"). WCI has agreed to pay, on a senior unsecured basis and in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders of Equipment Notes in enforcing any rights under the Equipment Note Guarantee with respect to WCI.

      The Equipment Note Guarantee is a continuing guarantee and shall (i) remain in full force and effect until payment in full of all the Guaranteed Obligations, (ii) be binding upon WCI and (iii) enure to the benefit of and be enforceable by the Trustee, the Holders of Equipment Notes and their successors, transferees and assigns.

Security for the Equipment Notes

      Pursuant to the Indenture and related documents, including the Security Agreement, between WinStar Equipment and the Trustee, the Trustee, for its benefit and the benefit of the Holders of the Equipment Notes, receives a security interest in: (i) all Designated Equipment acquired by WinStar Equipment pursuant to the covenant described below under

"-Covenants-Covenants Relating to WinStar Equipment-Use of Proceeds;" (ii) the proceeds of any sale or other disposition of such Designated Equipment (including any insurance proceeds from the loss or destruction of such Designated Equipment); and (iii) any additional Designated Equipment acquired by WinStar Equipment with the proceeds of any such sale or other disposition of Designated Equipment (collectively, the "Collateral").

      If the Equipment Notes become due and payable prior to their Stated Maturity or are not paid in full at the Stated Maturity thereof, the Trustee, on behalf of the Holders of the Equipment Notes, in addition to any other rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce the rights of the Trustee and such Holders in the Collateral, including the institution of foreclosure proceedings. Any proceeds received by the Trustee from the disposition of the Collateral will be applied by the Trustee, first to pay certain expenses of the Trustee and the Holders of the Equipment Notes, second to pay interest with respect to the Equipment Notes, third to pay unpaid principal of the Equipment Notes, fourth to pay costs and expenses of, and all premiums on, and all other amounts due under, the Equipment Notes, and finally, to pay any remainder to WinStar Equipment or as a court of competent jurisdiction otherwise directs.

      The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against WinStar Equipment prior to the Trustee's having disposed of the Collateral. Under Title XI of the United States Code (the "Bankruptcy Code"), a secured creditor such as the Trustee is prohibited from disposing of security repossessed from a debtor in a bankruptcy case without bankruptcy court approval. Moreover, the Bankruptcy Code prohibits a secured creditor from disposing of collateral even though the debtor is in default under the applicable debt instruments if the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of disposition during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Equipment Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

      In addition, notwithstanding anything to the contrary described above, unless an Event of Default shall have occurred and be continuing, WinStar Equipment will have the right to remain in possession of and retain exclusive control of the Collateral, will have the right to freely utilize the Collateral (including the right to lease such Collateral) and will have the right to collect, invest and dispose of any income thereon. Upon any foreclosure by the Trustee, on behalf of Holders of the Equipment Notes, on any Collateral that has been made the subject of a lease by WinStar Equipment, the Trustee's ability to dispose of such Collateral may be restricted by the terms of such lease arrangement. See "Risk Factors-Failure to Maintain Perfected Security Interest."

      Collateral may be released from the liens of the Indenture in connection with an Asset Sale of Designated Equipment, in which case WinStar Equipment will be required to comply with the covenant described below under "-Covenants-Limitation on Asset Sales."

Ranking

      Equipment Note Guarantee

      The Equipment Note Guarantee is an unsecured senior obligation of WCI, ranking pari passu in right of payment with all existing and future senior indebtedness of WCI, including the March 1997 Senior Notes, the March 1997 Equipment Note Guarantee, the US ONE Guarantee and the 1995 Senior Notes, and is senior in right of payment to all existing and future subordinated indebtedness of WCI, including the Convertible Notes.

      At September 30, 1997, after giving effect to the issuance of the Old Equipment Notes in the August 1997 Debt Placement, the October 1997 Debt Placement and the US ONE Asset Acquisition and Financing, WCI would have had (on an unconsolidated basis) approximately $820.9 million of indebtedness (including the Equipment Note Guarantee and the US ONE Guarantee), $561.1 million of which would have been senior indebtedness and $197.5 million of which would have been senior subordinated indebtedness, and there would have been no indebtedness junior to the Equipment Note Guarantee, other than the Convertible Notes and the US ONE Asset Acquisition and Financing.

      WCI is a holding company. Substantially all the operations of WCI are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of WCI, including holders of the Equipment Note Guarantee. The Equipment Note Guarantee, therefore, would be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of WCI (subject, however, to a Holder's direct claim against WinStar Equipment). At September 30, 1997, after giving effect to the issuance of the Old Equipment Notes, and the US ONE Asset Acquisition and Financing, the total liabilities of WCI's subsidiaries were approximately $395.6 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of WCI's subsidiaries, such limitations are subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture.

      The Indenture specifically designates the Equipment Note Guarantee as "Designated Senior Indebtedness" for purposes of the Convertible Notes Indenture (as defined).

      Equipment Notes

      The indebtedness evidenced by the Equipment Notes is a secured senior obligation of WinStar Equipment. As of the Closing Date (as defined), there was no indebtedness of WinStar Equipment other than the Equipment Notes. Under the Indenture, WinStar Equipment is prohibited from incurring any additional Indebtedness (other than certain refinancing indebtedness in respect of the Equipment Notes). See "-Covenants-Covenants Relating to WinStar Equipment -Business Activities."

Same-Day Payment

      The Indenture requires that payments in respect of Equipment Notes (including principal, premium and interest) be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account in specified, by mailing a check to each such Holder's registered address.

Registration Rights

      The Registration Statement of which this Prospectus forms a part, has been filed by WCI and WinStar Equipment pursuant to the Registration Agreement. Under the terms of the Registration Agreement, the Issuer will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that it has accepted all Old Equipment Notes theretofore validly tendered in accordance with the terms of such Exchange Offer. After consummation of the Exchange Offer, the Issuer will have no further obligation to make any other such exchange offers.

Repurchase of Equipment Notes Upon a Change of Control

      WinStar Equipment must commence, within 30 days of the occurrence of a Change of Control, and consummate, an Offer to Purchase (as defined) for all of the Equipment Notes then outstanding, at a purchase price equal to 101% of the principal amount of such Equipment Notes, plus accrued and unpaid interest (if any) on such amount to the date of purchase. Prior to the mailing of the notice to Holders of Equipment Notes commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, WCI covenants to (i) repay in full all indebtedness of WinStar Equipment that would prohibit the repurchase of the Equipment Notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of WinStar Equipment to permit the repurchase of the Equipment Notes. WCI shall first comply with the covenant in the preceding sentence before it shall repurchase Equipment Notes pursuant to this "Repurchase of Equipment Notes Upon a Change of Control" covenant.

      If WCI is unable to repay or cause repayment of all of the indebtedness that would prohibit repurchase of the Equipment Notes or is unable to obtain the consents of the holders of indebtedness, if any, outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Equipment Notes or otherwise fails to purchase any Equipment Notes validly tendered, then WCI will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to WCI by the Trustee or the Holders of at least 25% in aggregate principal amount of the Equipment Notes, the 1995 Senior Notes, the March 1997 Senior Notes, the March 1997 Equipment Notes or the October 1997 Notes, as the case may be. In addition, the failure by WCI and WinStar Equipment to repurchase Equipment Notes at the conclusion of the Offer to Purchase will constitute an Event of Default without any waiting period or notice requirements.

      There can be no assurance that WCI, Original Equipment Corp. or WinStar Equipment will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Equipment Notes) required by the foregoing covenant (as well as may be contained in other securities of WCI, Original Equipment Corp. or WinStar Equipment which might be outstanding at the time). The above covenant requiring WCI, Original Equipment Corp. or WinStar Equipment to repurchase the Equipment Notes will, unless the consents referred to above are obtained, require WCI, Original Equipment Corp. or WinStar Equipment to repay all indebtedness then outstanding which by its terms would prohibit such Equipment Note repurchase, either prior to or concurrently with such Equipment Note repurchase.

Covenants

      Limitation on Indebtedness

      (a) Under the terms of the Indenture, WCI will not, and will not permit any of its Restricted Subsidiaries (as defined) to, Incur (as defined) any Indebtedness (as defined) (other than the Equipment Notes and Indebtedness existing on the Closing Date); provided, however, that WCI may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1.

      Notwithstanding the foregoing, WCI and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of WCI outstanding at any time in an aggregate principal amount not to exceed $125.0 million, less any amount of Indebtedness Incurred pursuant to this clause
(i) and permanently repaid as provided under "-Limitation on Asset Sales" below;
(ii) Indebtedness (A) to WCI evidenced by an unsubordinated promissory note or
(B) to any of its Restricted Subsidiaries; provided, however, that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to WCI or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (v), (vi) or (viii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided, however , that Indebtedness the proceeds of which are used to refinance or refund the Equipment Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Equipment Note Guarantee shall only be permitted under this clause (iii) if (A) the Equipment Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Equipment Note Guarantee such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Equipment Notes or the Equipment Note Guarantee, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Equipment Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Equipment Note Guarantee, at least to the extent that the Indebtedness to be refinanced is subordinated to the Equipment Note Guarantee and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided further, however, that in no event may Indebtedness of WCI be refinanced by means of any Indebtedness of any Restricted Subsidiary of WCI pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements;

provided, however, that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of WCI or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of WCI (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of WCI for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by WCI or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of WCI not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by WCI from and after October 23, 1995 from the issuance and sale of its Capital Stock (other than Redeemable Stock and Preferred Stock that provides for the payment of dividends in cash); provided, however, that such Indebtedness (x) does not mature prior to the Stated Maturity of the Equipment Notes and has an Average Life longer than the Equipment Notes and (y) is subordinated to the Equipment Note Guarantee at least to the extent that the Convertible Notes are subordinated to Senior Indebtedness (as defined in the Convertible Notes Indenture); (vi) Indebtedness of any Restricted Subsidiary Incurred pursuant to any credit agreement of such Restricted Subsidiary in effect on the Closing Date (and refinancings thereof), up to the amount of the commitment under such credit agreement on the Closing Date; (vii) Indebtedness to the extent such Indebtedness is secured by Liens which are purchase money or other Liens upon equipment or inventory acquired or held by WCI or any of its Restricted Subsidiaries taken or obtained by (A) the seller or lessor of such equipment or inventory to secure all or a part of the purchase price or lease payments therefor or (B) the person who makes advances or incurs obligations, thereby giving value to WCI to enable it to purchase or acquire rights in such equipment or inventory, to secure the repayment of all or a part of the advances so made or obligations so incurred; provided, however, that such Liens do not extend to or cover any property or assets of WCI or any Restricted Subsidiary other than the equipment or inventory acquired; (viii) Indebtedness of any Restricted Subsidiary not to exceed, at any one time outstanding, 80% of the accounts receivable net of reserves and allowances for doubtful accounts, determined in accordance with GAAP, of such Restricted Subsidiary and its Restricted Subsidiaries (without duplication); provided, however, that such Indebtedness is not Guaranteed by WCI or any of its Restricted Subsidiaries; and (ix) Indebtedness of WCI, to the extent the proceeds thereof are immediately used to purchase the Convertible Notes, 1995 Senior Notes, March 1997 Notes or Equipment Notes tendered in an Offer to Purchase made as a result of a Change of Control.

      (b) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, WCI, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

      (c) WCI will not, and will not permit any Restricted Subsidiary to, Incur any Guarantee of Indebtedness of any Unrestricted Subsidiary.

      Limitation on Restricted Payments

      Under the terms of the Indenture, WCI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) other than such Capital Stock held by WCI or any of its Restricted Subsidiaries (and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries), (ii) repurchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of WCI (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than any Wholly Owned Restricted Subsidiaries of WCI, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of WCI that is subordinated in right of payment to the Equipment Note Guarantee or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or

Event of Default shall have occurred and be continuing, (B) except with respect to any Investment (other than an Investment consisting of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary), WCI could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by WCI or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to "-SEC Reports and Reports to Holders" plus
(2) the aggregate Net Cash Proceeds received by WCI after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of WCI, or from the issuance to a Person who is not a Subsidiary of WCI of any options, warrants or other rights to acquire Capital Stock of WCI (in each case, exclusive of any convertible Indebtedness, Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the March 1997 Senior Notes and the Equipment Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and other than reductions in Investments made pursuant to clauses (vi) or (vii) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to WCI or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by WCI and its Restricted Subsidiaries in such Person.

      The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Equipment Note Guarantee including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of the covenant described under "-Limitation on Indebtedness;" (iii) the repurchase, redemption or other acquisition of Capital Stock of WCI (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent sale of, shares of Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case other than Redeemable Stock) of WCI; (iv) the making of any other Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of, shares of the Capital Stock or options, warrants or other rights to acquire such Capital Stock (in each case other than Redeemable Stock) of WCI; (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of WCI; (vi) Investments, not to exceed $15 million at any one time outstanding; (vii) Investments, not to exceed $15 million at any one time outstanding, in entities, substantially all of the assets of which consist of Telecommunications Assets; (viii) (A) cash payments in lieu of the issuance of fractional shares of Common Stock upon conversion (including mandatory conversion) of the Convertible Notes provided for in the Convertible Notes Indenture and (B) cash payments on the Convertible Notes required to be made under the provisions of the Convertible Notes Indenture that relate to repurchases of Convertible Notes upon a change of control and that relate to limitations on sales of assets; (ix) cash payments in lieu of the issuance of fractional shares of Common Stock of WCI upon conversion of any class of Preferred Stock of WCI; provided, however, that this exception shall not be available with respect to more than two such conversions with respect to any such class of Preferred Stock by any given Affiliate of WCI; and (x) Investments in entities that directly (or indirectly through subsidiaries) own licenses granted by the FCC or any other governmental entity with authority to grant telecommunications licenses; provided, however, that, in each case WCI or a Restricted Subsidiary shall, at the time of making such Investment, have an active role in the management or operation of such entity and in the provision of telecommunications services by such entity; provided, however, that, except in the case of clauses (i) and (iii) of this paragraph, no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth herein. Any Investments made other than in cash shall be valued, in good faith, by the Board of Directors. Any Investment made pursuant to clause (vi) or (vii) of this paragraph shall be deemed to be no longer outstanding (and repaid in full) if and when the Person in which such Investment is made becomes a Restricted Subsidiary of WCI.

      Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof), and the Net Cash Proceeds from any issuance and sale of Capital Stock referred to in clauses (iii) or (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of WCI are used for the redemption, repurchase or other acquisition of the Equipment Notes or Indebtedness that is pari passu with the Equipment Note Guarantee then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

      Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      Under the terms of the Indenture, WCI will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by WCI or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to WCI or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary, (iii) make loans or advances to WCI or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary or (iv) transfer any of its property or assets to WCI or any other Restricted Subsidiary that owns, directly or indirectly, any Capital Stock of such Restricted Subsidiary.

      The foregoing provisions shall not prohibit any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by WCI or any Restricted Subsidiary, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of WCI or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of WCI or any Restricted Subsidiary in any manner material to WCI or any Restricted Subsidiary; or (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent WCI or any Restricted Subsidiary from (i) restricting the sale or other disposition of property or assets of WCI or any of its Restricted Subsidiaries that secure Indebtedness of WCI or any of its Restricted Subsidiaries or (ii) creating, incurring, assuming or suffering to exist any Liens otherwise permitted pursuant to the March 1997 Senior Notes Indenture as in effect on the Closing Date.

      Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

      Under the terms of the Indenture, WCI will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to WCI or a Wholly Owned Restricted Subsidiary, (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (iv) issuances or sales of Common Stock of Restricted Subsidiaries, other than the Telecommunications Subsidiaries, if within six months of each such issuance or sale, WCI or such Restricted Subsidiary applies an amount not less than the Net Cash Proceeds thereof (if any) in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

      Limitation on Issuances of Guarantees by Restricted Subsidiaries

      Under the terms of the Indenture, WCI will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of WCI ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Equipment Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against WCI or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided, however, that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is
(A) pari passu with the Equipment Note Guarantee then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Equipment Note Guarantee then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Equipment Note Guarantee.

      Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of WCI of all of WCI's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

      Limitation on Transactions with Shareholders and Affiliates

      Under the terms of the Indenture, WCI will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of WCI or with any Affiliate of WCI or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to WCI or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

      The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which WCI or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to WCI or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between WCI and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable fees to directors of WCI who are not employees of WCI; (iv) any payments or other transactions pursuant to any tax-sharing agreement between WCI and any other Person with which WCI files a consolidated tax return or with which WCI is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the covenant described under "-Limitation on Restricted Payments" (other than pursuant to clause (iv) of the definition of "Permitted Investment" or clause (vi) of the second paragraph of such covenant). Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $250,000 in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

      Limitation on Asset Sales

      Under the terms of the Indenture, WCI will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by WCI or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by WCI or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of WCI and its Subsidiaries has been prepared), then WCI shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of WCI, or Indebtedness of any Restricted Subsidiary, in each case owing to a Person other than WCI or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, WCI and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

      If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, WCI must commence, not later than the 15th Business Day after the first day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of the Equipment Notes, plus accrued and unpaid interest (if any) on such amount to the date of purchase.

      Because of similar requirements in the indentures governing the 1995 Senior Notes, 1997 Senior Notes and the Convertible Notes, WCI may not have Excess Proceeds from an Asset Sale to be able to comply with the foregoing requirements.

      Notwithstanding the foregoing, pursuant to the Indenture, WinStar Equipment will not, and WCI will not permit WinStar Equipment to, consummate any Asset Sale of Collateral, unless (A) such Asset Sale complies with clause (i) and (ii) of the first paragraph of this covenant and WinStar Equipment applies the Net Cash Proceeds from such Asset Sale within 45 days following the date of receipt of such Net Cash Proceeds to acquire additional Designated Equipment and
(B) WinStar Equipment takes such action as is necessary to vest in the Trustee a security interest in such additional Designated Equipment pursuant to the covenant described under "-Covenants-Covenants Relating to WinStar Equipment-Purchase Money Security Interests."

      Limitation on Liens

      Under the terms of the Indenture, WCI will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary (collectively, "Protected Property"), without making effective provision for the Equipment Note Guarantee and all other amounts due under the Indenture and payable by WCI to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Equipment Note Guarantee prior to) the obligation or liability secured by such Lien.

      The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of WCI or its Restricted Subsidiaries created in favor of the Holders;
(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to WCI or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to WCI or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the covenant described under "-Limitation on Indebtedness;" provided, however, that such Liens do not extend to or cover any property or assets of WCI or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens securing Indebtedness Incurred pursuant to the first sentence of the covenant described under "-Limitation on Indebtedness;" (vi) purchase money or other Liens upon equipment or inventory acquired or held by WCI or any of its Restricted Subsidiaries taken or obtained by (A) the seller or lessor of such equipment or inventory to secure all or a part of the purchase price or lease payments therefor or (B) the person who makes advances or incurs obligations, thereby giving value to WCI to enable it to purchase or acquire rights in such equipment or inventory, to secure the repayment of all or a part of the advances so made or obligations so incurred; provided, however, that such Liens do not extend to or cover any property or assets of WCI or any Restricted Subsidiary other than the equipment or inventory acquired; or (vii) Permitted Liens.

      Limitation on Sale-Leaseback Transactions

      Under the terms of the Indenture, WCI will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby WCI or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which WCI or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

      The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between WCI and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; (iv) the assets or properties are sold and leased back within 30 days of the date that the account payable with respect to the acquisition by WCI or any Restricted Subsidiary of such assets or properties is due and payable; or
(v) WCI or such Restricted Subsidiary, within six months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or
(B) of the first paragraph of the covenant described under "-Limitation on Asset Sales."

Covenants Relating to WinStar Equipment

      Business Activities

      Under the terms of the Indenture, WinStar Equipment shall not, and WCI shall not permit WinStar Equipment to, (i) Incur any Indebtedness other than the Equipment Notes and refinancings thereof permitted by the covenant described under "Covenants-Limitation of Indebtedness" or (ii) engage in any business activities other than (A) the activities contemplated in the covenants described under "-Use of Proceeds" and "-Purchase Money Security Interests," (B) leasing Designated Equipment and (C) activities incidental to the activities described in clauses (A) and (B).

      Use of Proceeds

      WinStar Equipment will, and WCI will cause WinStar Equipment to, apply the gross proceeds received by WinStar Equipment from the sale of the Equipment Notes to acquire Designated Equipment, including the payment of the purchase price therefor and shipping, handling, storage, transportation, testing and insurance charges, design, integration and site preparation expenses and installation and service/warranty costs associated with the acquisition of any Designated Equipment (collectively, "Acquisition Costs"). On the Issue Date, WinStar Equipment acquired Designated Equipment having an Acquisition Cost of $2.7 million. The gross proceeds not applied on the Issue Date to acquire Designated Equipment pursuant to this covenant have been invested by WinStar Equipment in Temporary Cash Investments pending application of such gross proceeds to acquire Designated Equipment (or application of such gross proceeds pursuant to the provisions describe above under "-Mandatory Redemption of Equipment Notes").

      Purchase Money Security Interests

      Upon the acquisition by WinStar Equipment of Designated Equipment, WinStar Equipment took such action as was required to vest in the Trustee a security interest in such Designated Equipment, for the benefit of the Holders of Equipment Notes, so that all provisions of the Indenture relating to Collateral shall be deemed to relate to and include such Designated Equipment. On the Issue Date and from time to time if requested by the Trustee, WinStar Equipment executed such security instruments and financing statements as was reasonably necessary to vest in the Trustee such security interest. In addition, with respect to any telecommunications switch that constitutes Designated Equipment acquired pursuant to the covenant described under "-Use of Proceeds," WinStar Equipment will post a notice on, or in the location housing, such telecommunications switch, identifying WinStar Equipment as the owner of such telecommunications switch and stating that such telecommunications switch is subject to the security interest under the Indenture.

      Impairment of Security Interest

      Under the terms of the Indenture, WinStar Equipment will, and WCI will cause WinStar Equipment to maintain the effectiveness of the UCC-1 financing statements filed in each state in the United States and the District of Columbia covering all Designated Equipment acquired by WinStar Equipment pursuant to the August 1997 Debt Placement by filing UCC-3 continuation statements from time to time as may be necessary to continue the effectiveness of such filings, and WinStar Equipment will not, and WCI will not and will not permit any of its Subsidiaries to, grant to any Person (other than the Trustee on behalf of Holders of the Equipment Notes) any security interest in the Collateral.

      Ownership of WinStar Equipment

      Under the terms of the Indenture, WCI will at all times own all the Capital Stock of WinStar Equipment.

SEC Reports and Reports to Holders

      Whether or not WCI is required to file reports with the SEC, if any Equipment Notes are outstanding, WCI shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act. See "Available Information." WCI shall supply the Trustee and each Holder of Equipment Notes, or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports or other information.

Consolidation, Merger and Sale of Assets

      Under the terms of the Indenture, WCI shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided, however, that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or WCI) shall be issued or distributed to the stockholders of WCI) or permit any Person to merge with or into WCI unless: (i) WCI shall be the continuing Person, or the Person (if other than WCI) formed by such consolidation or into which WCI is merged or that acquired or leased such property and assets of WCI shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of WCI on the Equipment Note Guarantee and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, WCI or any Person becoming the successor obligor of the Equipment Note Guarantee shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of WCI immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis WCI, or any Person becoming the successor obligor of the Equipment Note Guarantee could Incur at least $1.00 of Indebtedness under the first paragraph of the covenant described under "-Covenants-Limitation on Indebtedness;" and (v) WCI delivers to the Trustee an Officers' Certificate (attaching the arithmetical computations to demonstrate compliance with clauses (iii) and, if applicable, (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of WCI, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of WCI; provided further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

      Under the terms of the Indenture, WinStar Equipment shall not consolidate with, merge with or into, or sell, convey, transfer, lease (other than in the ordinary course of business) or otherwise dispose of all or substantially all of its property and assets to, any Person or permit any Person to merge with and into WinStar Equipment unless: (i) WinStar Equipment shall be the continuing Person, or the Person (if other than WinStar Equipment) formed by such consolidation or into which WinStar Equipment is merged or that acquired or leased such property and assets of WinStar Equipment shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of WinStar Equipment on all of the Equipment Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iii) WinStar Equipment delivers to the Trustee an Officers' Certificate and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Events of Default

      The following events will be defined as "Events of Default" in the
Indenture: (i) default in the payment of principal of (or premium, if any, on) any Equipment Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, whether or not such payment is prohibited by the provisions described above under "Ranking"; (ii) default in the payment of interest on any Equipment Note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the provisions described above under "Ranking"; (iii) WCI or WinStar Equipment defaults in the performance of or breaches any other covenant or agreement of WCI or WinStar Equipment in the Indenture or under the Equipment Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Equipment Notes; (iv) there occurs with respect to any issue or issues of Indebtedness of WCI or any Significant Subsidiary having an outstanding principal amount of $25.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (v) any final judgment or order (not covered by insurance) for the payment of money in excess of $25.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against WCI or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (vi) a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of WCI or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of WCI or any Significant Subsidiary or for all or substantially all of the property and assets of WCI, WinStar Equipment or any Significant Subsidiary or (c) the winding up or liquidation of the affairs of WCI or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (vii) WCI or any Significant Subsidiary (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of WCI or any Significant Subsidiary or for all or substantially all of the property and assets of WCI or any Significant Subsidiary or (c) effects any general assignment for the benefit of creditors. In addition to the foregoing, it shall be an Event of Default under the Indenture if (i) any of the provisions of the Indenture relating to the Security Documents or the Security Documents shall cease to be in full force and effect or shall cease to give the secured parties the liens, rights, powers and privileges purported to be created thereby or (ii) the Equipment Note Guarantee ceases to be in full force and effect (other than in accordance with its terms) or WCI denies or disaffirms its obligations under the Equipment Note Guarantee.

      If an Event of Default (other than an Event of Default specified in clause
(vi) or (vii) above that occurs with respect to WCI or WinStar Equipment) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Equipment Notes then outstanding, by written notice to WCI (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest, if any, on the Equipment Notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (iv) shall be remedied or cured by WCI or the relevant

Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (vi) or (vii) above occurs with respect to WCI or WinStar Equipment, the principal of, premium, if any, and accrued interest, if any, on the Equipment Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Equipment Notes by written notice to WCI and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (A) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Equipment Notes that have become due solely by such declaration of acceleration, have been cured or waived and (B) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-Modification and Waiver."

      The Holders of at least a majority in aggregate principal amount of the outstanding Equipment Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, such Trustee may refuse to follow any direction that conflicts with law or the relevant Indenture, that may involve such Trustee in personal liability, or that such Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Equipment Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Equipment Notes. A Holder may not pursue any remedy with respect to the Indenture or the Equipment Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Equipment Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to such Trustee against any costs, liability or expense; (iv) such Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Equipment Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of an Equipment Note to receive payment of the principal of, premium, if any, or interest on, such Equipment Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Equipment Notes which right shall not be impaired or affected without the consent of the Holder.

      The Indenture requires certain officers of WCI to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of WCI and its Restricted Subsidiaries' performance under the Indenture and that, to the best knowledge of such officer, WCI has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. WCI is also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Defeasance

      Defeasance and Discharge. The Indenture provides that WCI and WinStar Equipment will be deemed to have paid and will be discharged from any and all obligations in respect of the Equipment Notes on the 123rd day after the deposit referred to below, and the provisions of such Indenture will no longer be in effect with respect to the Equipment Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Equipment Notes to replace stolen, lost or mutilated Equipment Notes to maintain paying agencies, to hold monies for payment in trust), including in the case of the Indenture, the provisions of such Indenture pursuant to which the Equipment Notes are secured by the Collateral and guaranteed by WCI, if, among other things, (A) WinStar Equipment has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Equipment Notes on the Stated Maturity of such payments or upon earlier optional redemption, in each case in accordance with the terms of the Indenture and the Equipment Notes, (B) WinStar Equipment has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of WinStar Equipment's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which WCI or any of its Subsidiaries or WinStar Equipment, as the case may be, is a party or by which WCI or any of its Subsidiaries or WinStar Equipment, as the case may be, is bound, and (D) if at such time the Equipment Notes are listed on a national securities exchange, WinStar Equipment has delivered to the Trustee an Opinion of Counsel to the effect that the Equipment Notes will not be delisted as a result of such deposit, defeasance and discharge.

      Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that their provisions will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "-Events of Default" with respect to such covenants and clauses (iii) and
(iv) under "Consolidation, Merger and Sale of Assets," and clauses (d) and (e) and, if applicable, (i) and (ii) under "-Events of Default" shall be deemed not to be Events of Default, the provisions described under "-Ranking" and, with respect to the Equipment Notes, the Collateral will be released and the Equipment Note Guarantee will be deemed terminated, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Equipment Notes on the Stated Maturity of such payments or upon earlier optional redemption, in each case in accordance with the terms of the Indenture and the Equipment Notes the satisfaction of the provisions described in clauses (B)(ii),
(C) and (D) of the preceding paragraph and the delivery by WinStar Equipment to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

      Defeasance and Certain Other Events of Default. In the event WinStar Equipment exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Equipment Notes as described in the immediately preceding paragraph and the Equipment Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Equipment Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Equipment Notes at the time of the acceleration resulting from such Event of Default. However, WinStar Equipment will remain liable for such payments.

Modification and Waiver

      Modifications and amendments of the Indenture may be made by WinStar Equipment and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Equipment Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Equipment Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Equipment Note,
(iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Equipment Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Equipment Note,
(v) reduce the above-stated percentage of outstanding Equipment Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Equipment Notes, (vii) reduce the percentage or aggregate principal amount of outstanding or Equipment Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) make any change in the Equipment Note Guarantee or in the provisions relating to Collateral that would adversely affect the Holders of the Equipment Notes.

      Without the consent of any Holder of the Equipment Notes WinStar Equipment and the Trustee may modify or amend the Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption by a successor company of WCI's or WinStar Equipment's, as the case may be, obligations under the Indenture, to comply with the requirements of the Trust Indenture Act, to appoint a successor Trustee or to make any change that, in the opinion of the Board of Directors of WinStar Equipment evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder.

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

      The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Equipment Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of WinStar Equipment in such Indenture, or in the Equipment Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of WCI, WinStar Equipment or of any successor Person thereof in such capacity; provided, however, that the foregoing shall not affect WCI's obligations with respect to the Equipment Note Guarantee. Each Holder, by accepting the Equipment Notes, waives and releases all such liability.

Concerning the Trustee

      The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

      The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of WinStar Equipment to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if any Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

      "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of WCI and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than WCI or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to WCI or any of its Restricted Subsidiaries by such other Person, including, without limitation, an Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the covenant described under "-Covenants-Limitation on Restricted Payments" (and in such case, except to the extent includable pursuant to clause
(i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with WCI or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by WCI or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the covenant described under "-Covenants-Limitation on Restricted Payments," any amount paid as, or accrued for, cash dividends on Preferred Stock of WCI or any Restricted Subsidiary owned by Persons other than WCI and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

      "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of WCI and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of WCI and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than licenses issued by the FCC), all as set forth on the quarterly or annual consolidated balance sheet of WCI and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently filed with the Commission pursuant to "-SEC Reports and Reports to Holders;" provided, however, that the value of any licenses issued by the FCC shall, in the event of an auction for similar licenses, be equal to the fair market value ascribed thereto in good faith by the Board of Directors and evidenced by a Board Resolution. As used in the Indentures, references to financial statements of WCI and its Restricted Subsidiaries shall be adjusted to exclude Unrestricted Subsidiaries if the context requires.

      "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Asset Acquisition" means (i) an investment by WCI or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of WCI or shall be merged into or consolidated with WCI or any of its Restricted Subsidiaries or (ii) an acquisition by WCI or any of its Restricted Subsidiaries of the property and assets of any Person other than WCI or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

      "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by WCI or any of its Restricted Subsidiaries to any Person other than WCI or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of WCI or any of its Restricted Subsidiaries or (iii) any other property or assets of WCI or any of its Restricted Subsidiaries outside the ordinary course of business of WCI or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the relevant Indenture applicable to mergers, consolidations and sales of assets of WCI; provided, however, that the following shall not be included within the meaning of "Asset Sale": (A) sales or other dispositions of inventory, receivables and other current assets; (B) sales or other dispositions of equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of WCI or its Restricted Subsidiaries; (C) a substantially simultaneous exchange of, or a sale or disposition (other than 85% or more for cash or cash equivalents) by WCI or any of its Restricted Subsidiaries of, licenses issued by the FCC or applications or bids therefor; provided, however, that the consideration received by WCI or any such Restricted Subsidiary in connection with such exchange, sale or disposition shall be equal to the fair market value of licenses so exchanged, sold or disposed of, as determined by the Board of Directors; and (D) except for purposes of the definition of "Indebtedness to EBITDA Ratio," any sale or other disposition of securities of an Unrestricted Subsidiary. The Equipment Notes Indenture also provides that, notwithstanding anything to the contrary in this definition, any sale, transfer or other disposition (other than a lease in the ordinary course of business but including the receipt of insurance proceeds in respect of Collateral) of any Collateral shall be deemed to be an Asset Sale of such Collateral.

      "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

      "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

      "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

      "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

      "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than the Permitted Investor, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of Voting Stock representing more than 50% of the total voting power of the Voting Stock of WCI on a fully diluted basis or (ii) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by WCI's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

      "Closing Date" means the date on which the Old Equipment Notes were originally issued under the Indenture.

      "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income and (vi) all other noncash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all noncash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for WCI and its Restricted Subsidiaries in conformity with GAAP; provided, however, that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by WCI or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

      "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by WCI or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by WCI and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Equipment Notes and the offering of the 1997 Notes in the March 1997 Debt Placement and August 1997 Debt Placement, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

      "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of WCI and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of WCI or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP

(excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

      "Convertible Notes" means the 14% Convertible Senior Subordinated Discount Notes of WCI due 2005.

      "Convertible Notes Indenture" means the Indenture dated as of October 23, 1995, between WCI and United States Trust Company of New York pursuant to which the Convertible Notes were issued.

      "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

      "Designated Equipment" means (i) telecommunications switches and related equipment and inventory; (ii) customer premise equipment; (iii) radios, antennae and cabling; (iv) office and warehouse furniture, fixtures and equipment (including, without limitation, computers and communications equipment); (v) company service vehicles; and (vi) software related to each of the foregoing, in each case used in the telecommunications business of WCI and its Subsidiaries.

      "Equipment Notes" means the 12 1/2% Guaranteed Senior Secured Notes of WinStar Equipment Due 2004.

      "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors (whose determination shall be conclusive) and evidenced by a Board Resolution.

      "FCC" means the United States Federal Communications Commission and any state or local telecommunications authority, department, commission or agency (and any successors thereto).

      "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indentures shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Equipment Notes, the October 1997 Debt Placement or the March 1997 Debt Placement and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

      "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

      "Holder" means the Person in whose name an Equipment Note is registered on the books of the registrar for the Equipment Notes.

      "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including, with respect to the Company and its Restricted Subsidiaries, an "incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary of the Company; provided, however, that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

      "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (whether negotiable or non-negotiable), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except trade payables, (v) all obligations of such Person as lessee under Capitalized Leases,
(vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations that are included in any of clauses (i) through (viii) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is (1) for purposes of determining the Indebtedness to EBITDA Ratio, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (2) for all other purposes, the amount determined in clause (1) on the date such Indebtedness is originally Incurred and (B) Indebtedness shall not include any liability for federal, state, local or other taxes.

      "Indebtedness to EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of WCI and its Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") as at the date of determination (the "Transaction Date") to (ii) the Consolidated EBITDA of WCI for the then most recent four full fiscal quarters for which reports have been filed pursuant to "-SEC Reports and Reports to Holders" (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); provided, however, that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), WCI or any of the Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period WCI or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of WCI shall be calculated on a pro forma basis as if such Asset Acquisition and any Incurrence of Indebtedness to finance such Asset Acquisition had taken place on the first day of such Reference Period.

      "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of WCI or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock held by WCI and the Restricted Subsidiaries of any Person that has ceased to be a Restricted Subsidiary by reason of any transaction permitted by clause (iii) of the covenant described under "-Covenants-Covenants Relating to All the Notes-Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries." For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "-Covenants-Limitation on Restricted Payments," (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of WCI at the time that such Restricted Subsidiary of WCI is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of WCI and
(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

      "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

      "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to WCI or any Restricted Subsidiary of WCI) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of WCI and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by WCI or any Restricted Subsidiary of WCI as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to WCI or any Restricted Subsidiary of WCI) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable by WCI or any of its subsidiaries as a result thereof.

      "Offer to Purchase" means an offer to purchase Equipment Notes by WinStar Equipment from the Holders that is required by the covenant described under "-Repurchase of Equipment Notes upon a Change of Control" or "-Covenants-Limitation on Asset Sales" and which is commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Equipment Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");
(iii) that any Equipment Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless WinStar Equipment defaults in the payment of the purchase price, any Equipment Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Equipment Note purchased pursuant to the Offer to Purchase will be required to surrender the Equipment Note together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side thereof completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Equipment Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Equipment Notes purchased; and
(vii) that Holders whose Equipment Notes are being purchased only in part will be issued new Equipment Notes equal in principal amount (and accrued and unpaid interest) to the unpurchased portion thereof; provided, however, that each Equipment Note purchased and each new Equipment Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, WinStar Equipment shall (i) accept for payment on a pro rata basis Equipment Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Equipment Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Equipment Notes or portions thereof so accepted together with an Officers' Certificate specifying the Equipment Notes or portions thereof accepted for payment by WinStar Equipment. The Paying Agent shall promptly mail to the Holders of Equipment Notes so accepted for payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Equipment Note equal in principal amount to any unpurchased portion of the Equipment Note surrendered; provided, however, that each Equipment Note purchased and each new Equipment Note issued shall be in a principal amount of $1,000 or integral multiples thereof. WinStar Equipment will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. WCI will


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

comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that WCI is required to repurchase Equipment Notes pursuant to an Offer to Purchase.

      "1995 Senior Notes" means the 14% Senior Discount Notes due 2005 of WCI.

      "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, WCI or a Restricted Subsidiary; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees in a principal amount not to exceed $1.0 million at any one time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; (vi) Investments, to the extent that the consideration provided by WCI or any of its Restricted Subsidiaries consists solely of Capital Stock (other than Redeemable Stock) of WCI; (vii) notes payable to WCI that are received by WCI as payment of the purchase price for Capital Stock (other than Redeemable Stock) of WCI; and
(viii) acquisitions of a minority equity interest in entities engaged in the telecommunications business; provided, however, that (A) the acquisition of a majority equity interest in such entities is not permitted under U.S. law without FCC consent, (B) the Company or one of its Restricted Subsidiaries has the right to acquire Capital Stock representing a majority of the voting power of the Voting Stock of such entity upon receipt of FCC consent and (C) in the event that such consent has not been obtained within 18 months of funding such Investment, the Company or one of its Restricted Subsidiaries has the right to sell such minority equity interest in the seller thereof for consideration consisting of the consideration originally paid by the Company and its Restricted Subsidiaries for such minority equity interest.

      "Permitted Investor" means Mr. William J. Rouhana, Jr.

      "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory or common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and a bank's unexercised right of set-off with respect to deposits made in the ordinary course; (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of WCI or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided, however, that
(a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described above, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of WCI and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of WCI or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of WCI or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of WCI or


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

any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against WCI or any Restricted Subsidiary of WCI that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed to protect WCI or any of its Restricted Subsidiaries from fluctuations in the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by WCI or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of WCI and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred or preference stock.

      "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes (unless the redemption price is, at WCI's option, without conditions precedent, payable solely in Common Stock (other than Redeemable Stock) of WCI) or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "-Repurchase of Equipment Notes Upon a Change of Control" and "-Covenants-Limitation on Asset Sales" and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to WCI's repurchase of such Notes as are required to be repurchased pursuant to "-Repurchase of Equipment Notes Upon a Change of Control" and "-Covenants-Limitation on Asset Sales."

      "Restricted Subsidiary" means any Subsidiary of WCI other than an Unrestricted Subsidiary.

      "SEC" means the Securities and Exchange Commission and any successor agency.

      "Security Agreement" means the Security Agreement dated as of August 8, 1997, between WinStar Equipment and United States Trust Company of New York, as collateral agent.

      "Security Documents" means the Security Agreement and any other agreements, instruments or documents entered into or delivered in connection with any of the foregoing, as such agreements, instruments or documents may from time to time be amended in accordance with the terms hereof and thereof.

      "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary of WCI that, together with its Subsidiaries, (i) for the most recent fiscal year of WCI, accounted for more than 10% of the consolidated revenues of WCI and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of WCI and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of WCI for such fiscal year. For purposes of the Equipment Notes Indenture, WinStar Equipment will be deemed to be a Significant Subsidiary.

      "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

      "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which Voting Stock representing more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

      "Telecommunications Assets" means any (i) entity or business substantially all the revenues of which are derived from (a) providing transmission of sound, data or video; (b) the sale or provision of phone cards, "800" services, voice mail, switching, enhanced telecommunications services, telephone directory or telephone number information services or telecommunications network intelligence; or (c) any business ancillary or directly related to the businesses referred to in clause (a) or (b) above and (ii) any assets used primarily to effect such transmission or provide the products or services referred to in clause (a) or (b) above and any directly related or ancillary assets including, without limitation, licenses and applications, bids and agreements to acquire licenses, or other authority to provide transmission services previously granted, or to be granted, by the FCC.

      "Telecommunications Subsidiary" means (i) WinStar Equipment Corp., WinStar Gateway Network, Inc., WinStar Wireless, Inc., WinStar Telecommunications, Inc., WinStar Milliwave, Inc., WinStar Locate, Inc. and WinStar Wireless Fiber Corp., and, in each case, its successors and (ii) any other Restricted Subsidiary of WCI that holds more than a de minimis amount of Telecommunications Assets.

      "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States or any agency thereof or obligations fully and unconditionally guaranteed by the United States or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding deposits or debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of WCI) organized and in existence under the laws of the United States, any state thereof or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group; and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.; provided, however, that, notwithstanding the foregoing, the maturity of any of the foregoing that is applied to provide security in favor of the Indebtedness referred to in clause
(v) of the second paragraph of the "Limitation on Liens" covenant may occur as late as the earliest date that such Indebtedness may be redeemed at the option of the obligor with respect to such Indebtedness; provided further, however, that WCI shall cause such Liens referred to in such clause (v) to be incurred no later than the first anniversary of the Closing Date.

      "Transaction Date" means, with respect to the Incurrence of any Indebtedness by WCI or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

      "Unrestricted Subsidiary" means (i) any Subsidiary of WCI that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of WCI (including any newly acquired or newly formed Subsidiary of WCI), other than a guarantor of the Notes, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, WCI or any Restricted

Subsidiary; provided, however, that neither WCI nor its Restricted Subsidiaries has any Guarantee of any Indebtedness of such Subsidiary outstanding at the time of such designation and either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-Covenants-Limitation on Restricted Payments." Notwithstanding the foregoing, WinStar New Media Company Inc., Non Fiction Films Inc. and WinStar Global Products, Inc. and their Subsidiaries are Unrestricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of WCI; provided, however, that immediately after giving effect to such designation (x) WCI could Incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under "-Covenants-Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Anything to the contrary contained in the Indentures notwithstanding, no Telecommunications Subsidiary may be designated an Unrestricted Subsidiary.

      "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such custodian for the account of the holder of a depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

      "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

      "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the New Equipment Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary assumes that all of the New Equipment Notes will be held as capital assets (i.e., generally assets that are held for investment), within the meaning of
Section 1221 of the Code, and will not be part of a straddle, a hedge or a conversion transaction, within the meaning of Section 1258 of the Code. The discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities or dealers in securities). Persons considering the exchange of Old Equipment Notes for New Equipment Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdictions.

      As used in the summary which follows, the term "U.S. Holder" means a beneficial owner of New Equipment Notes that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) otherwise subject to United States federal income taxation on a net income basis with respect to worldwide income. The term "Non-U.S. Holder" means a holder of New Equipment Notes, that is, for United States federal income tax purposes, not a U.S. Holder.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THE OLD EQUIPMENT NOTES FOR NEW EQUIPMENT NOTES AND PURCHASING, HOLDING AND DISPOSING OF THE NEW EQUIPMENT NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Exchange for Old Equipment Notes

      The exchange by a holder of an Old Equipment Note for a New Equipment Note does not constitute a taxable exchange because the New Equipment Notes do not differ materially in kind or extent from the Old Equipment Notes. Each New Equipment Note will be treated as having been originally issued at the time the Old Equipment Note exchanged therefor was originally issued. The tax basis and holding period of each Old Equipment Note will carry over to the New Equipment
Note issued in exchange of each Old Equipment Note.

Tax Consequences to U.S. Holders

      Payments of Interest on Equipment Notes. A U.S. Holder of a New Equipment Note will be required to include interest payable on a New Equipment Note as ordinary income as such interest accrues or is received in accordance with such U.S. Holder's regular method of tax accounting.

      Market Discount. If a U.S. Holder purchased Old Equipment Notes for an amount that is less than the revised issue price of the Old Equipment Notes at the time of acquisition, the amount of such difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount ("de minimis market discount"). Under the market discount rules, a holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, New Equipment Notes as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such New Equipment Notes at the time of such payment or disposition. If a holder makes a gift of a New Equipment Note, accrued market discount, if any, will be recognized as if such holder had sold such New Note for a price equal to its fair market value. In addition, the holder may be required to defer, until the maturity of the New Equipment Notes or the earlier disposition of the New Equipment Notes in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such New Equipment Notes.

      Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the New Equipment Notes, unless a holder elects to accrue market discount on a constant interest method. A holder of New Equipment Notes may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which case the rules described above regarding the deferral of interest deductions and ordinary income treatment of gain on disposition will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Service.

      Amortizable Bond Premium. Generally, if the tax basis (generally, the purchase price) of an Old Equipment Note held as a capital asset exceeds the amount payable at maturity of the obligation, such excess will constitute amortizable bond premium that the holder may elect, under Section 171 of the Code, to amortize under the constant yield method over the period from its acquisition date to the obligation's maturity date. A holder of a New Equipment Note who elects to amortize bond premium must reduce its tax basis in the related New Equipment Note by the amount of the aggregate amortization allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the New Equipment Note for United States federal income tax purposes. An election to amortize bond premium on a New Equipment Note generally applies to all bonds held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired, and may not be revoked without the consent of the Service.

      Sale or Other Disposition. In general, a U.S. Holder of a New Equipment Note will recognize gain or loss upon the sale, exchange, redemption, or other taxable disposition of such New Equipment Note measured by the difference between (i) the amount of cash and the fair market value of property received (except to the extent attributable to accrued but unpaid interest) and (ii) the U.S. Holder's adjusted tax basis in the New Equipment Note. A U.S. Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a New Equipment Note will initially equal the cost of the Old Equipment Note to such U.S. Holder and will be increased by any market discount includable in such U.S. Holder's gross income and decreased by the amount of any cash payments received by such U.S. Holder regardless of whether such payments are denominated as principal or interest (other than payments of qualified stated interest) and amortizable bond premium, if any, deducted over the term of the New Equipment Notes. Subject to the market discount rules discussed above, any such gain or loss will generally be long-term capital gain or loss, provided the New Equipment Notes have been held for more than one year. Under the Taxpayer Relief Act of 1997, lower capital gains rates apply to the sale or exchange of assets held for at least 18 months.

      Elections. A U.S. Holder of New Equipment Notes, subject to certain limitations, may elect to include all stated and unstated interest and discount on the New Equipment Notes in gross income under the constant yield method. For this purpose, interest includes original issue discount, de minimis market discount and market discount, as adjusted by any amortizable bond premium or acquisition premium. Any such election, if made in respect of a market discount bond, will constitute an election to include market discount in income currently on all market discount bonds acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies. See "-Market Discount." U.S. Holders should consult with their tax advisors regarding any tax elections they intend to make with respect to any Equipment Notes.

      Information Reporting and Backup Withholding. The Company will report annually to the Service and to non-corporate record holders of the New Equipment Notes amounts of interest paid during the calendar year. The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest on a New Equipment Note and to certain payments of proceeds on the sale or retirement of a New Note. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% if the U.S. Holder, among other things, (i) fails to furnish his or her social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding, (ii) furnishes to such payor an incorrect TIN, (iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the U.S. Holder is not subject to backup withholding or (iv) fails to report properly interest and dividends on his or her tax return. A holder who does not provide the Company or the applicable reporting entity with his or her correct TIN may be subject to penalties under the Code. Certain holders, including corporations, are not subject to backup withholding if their exempt status is properly established.

      Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Service.

Tax Consequences to Non-U.S. Holders

      Portfolio Interest Exemption

      A Non-U.S. Holder will generally, under the portfolio interest exemption of the Code, not be subject to United States federal income taxes and/or United States federal withholding tax, on payments of principal, premium, if any, and interest on the New Equipment Notes, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) such interest is not effectively connected with a United States trade or business of the Non-U.S. Holder and (iv) either (a) the beneficial owner of the New Equipment Notes certifies to the Company or its agent, under penalties of perjury, that it is a Non-U.S. Holder and provides a completed IRS Form W-8 ("Certificate of Foreign Status") or (b) a securities clearing organization, bank or other financial institution which holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the New Equipment Notes, certifies to the Company or its agent, under penalties of perjury, that it has received Form W-8 from the beneficial owner or that it has received from another financial institution a Form W-8 and furnishes the payor with a copy thereof. If any of the situations described in proviso (i), (ii) or (iv) of the preceding sentence do not exist, interest on the New Equipment Notes when received is subject to United States withholding tax at the rate of 30% unless an income tax treaty between the United States and the country of which the Non-U.S. Holder is a tax resident provides for the elimination or reduction in the rate of United States federal withholding tax. Recently proposed Treasury Regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirement described in clause (iv)(a) and (b). The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions they will include if and when adopted in temporary or final form.

      If a Non-U.S. Holder of a New Equipment Note is engaged in a trade or business in the United States and interest on the New Equipment Note is effectively connected with the conduct of such trade or business, such holder, although exempt from United States federal withholding tax by reason of the delivery of a properly completed Form 4224, will be subject to United States federal income tax on such interest and on any gain realized on the sale, exchange or other disposition of a New Equipment Note in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, unless it qualifies for a lower rate under an applicable income tax treaty.

      Federal Estate Tax

      New Equipment Notes owned or treated as owned by an individual who is neither a United States citizen nor a United States resident (as defined for United States federal estate tax purposes) at the time of death will be excluded from the individual's gross estate for the United States federal estate tax purposes and will not be subject to United States federal estate tax if the nonresident qualifies for the portfolio interest exemption (without regard to the certification requirements) discussed above.

      Sale of Notes

      A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized in connection with the sale, exchange or retirement of New Equipment Notes, unless (i) (a) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or (b) if a tax treaty applies, the gain is attributable to the United States permanent establishment maintained by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, or (iii) the Non-U.S. Holder is subject to tax pursuant to provisions of the Code applicable to United States expatriates.

      Information Reporting and Backup Withholding

      In general, there is no United States information reporting requirement or backup withholding tax on payments to Non-U.S. Holders who provide the appropriate certification described above regarding qualification for the portfolio interest exemption from United States federal income tax for payments of principal or interest on the New Equipment Notes.

      Payment by the Company of principal on the New Equipment Notes or payment by a United States office of a broker of the proceeds of a sale of New Equipment Notes is subject to both backup withholding and information reporting unless the beneficial owner provides a completed IRS Form W-8 which certifies under penalties of perjury that such owner is a Non-U.S. Holder who meets all the requirements for exemption from United States federal income tax on any gain from the sale, exchange or retirement of the New Equipment Notes.

      In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of New Equipment Notes effected at a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, such payments will not be subject to backup withholding, but will be subject to information reporting unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption, provided such broker does not have actual knowledge that the payee is a United States person. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the Service.

      THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF EQUIPMENT NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM FROM THE EXCHANGE OF OLD EQUIPMENT NOTES FOR NEW EQUIPMENT NOTES AND PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW EQUIPMENT NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

             DESCRIPTION OF CERTAIN INDEBTEDNESS AND PREFERRED STOCK

Indebtedness

      Debt Placements

      March 1997, August 1997 and October 1997 Debt Placements

      In March 1997, the Company and Original Equipment Corp. issued an aggregate of $300 million of notes in the March 1997 Debt Placement, consisting of (i) $100 million of the March 1997 Senior Notes, ranking pari passu with the 1995 Senior Notes, and (ii) $200 million of the Original Equipment Corp. Equipment Notes. In order to provide additional future liquidity to the Company, the Company also obtained a $150 million facility ("Facility") from affiliates of the Initial Purchasers. In August 1997, WinStar Equipment issued, pursuant to the Facility, $50.0 million of the Old Equipment Notes, thereby reducing the amount available under the Facility by $50.0 million. In October 1997, the Company utilized the remaining $100 million available under the Facility, issuing an aggregate of $100 million principal amount of the October 1997 Notes.

      The obligations of Original Equipment Corp. and WinStar Equipment under the March 1997 and Old Equipment Notes are unconditionally guaranteed by the Company, and the March 1997 and Old Equipment Notes are secured by a security interest in the equipment and other property purchased by Original Equipment Corp. and/or WinStar Equipment, as the case may be, with the proceeds thereof.

      The March 1997 Equipment Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The March 1997 Equipment Notes will mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of Original Equipment Corp., in whole or in part, at the redemption prices set forth herein. Additionally, in the event that by March 18, 1999, Original Equipment Corp. has not applied $200.0 million to fund the acquisition costs of Designated Equipment (as defined), Original Equipment Corp. is required to redeem March 1997 Equipment Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.50% of such principal amount, plus accrued interest, if any, to the date of redemption.

      The Equipment Notes bear interest at a rate of 12 1/2% per annum, payable on March 15 and September 15, commencing September 15, 1997. The Equipment Notes mature on March 15, 2004 and are redeemable on or after March 15, 2002, at the option of WinStar Equipment, in whole or in part, at certain prices. Additionally, in the event that by August 8, 1999, WinStar Equipment has not applied $50.0 million to fund the acquisition costs of Designated Equipment, WinStar Equipment is required to redeem Equipment Notes in an aggregate principal amount equal to such shortfall at a redemption price of 112.50% of such principal amount, plus accrued interest, if any, to the date of redemption.

      The March 1997 Senior Notes are unsecured, senior indebtedness of the Company, ranking pari passu in right of payment with all existing and future senior indebtedness of the Company, and are senior in right of payment to all existing and future subordinated indebtedness of the Company. Until October 15, 2000, interest on the March 1997 Senior Notes will accrue and compound semiannually, but will not be payable in cash. Interest on the Accumulated Amount (as defined in the March 1997 Senior Notes Indenture) of the March 1997 Senior Notes as of October 15, 2000 will be payable semiannually in cash on April 15 and October 15 of each year commencing April 15, 2001. Interest on the March 1997 Equipment Notes is payable semiannually on September 15 and March 15 of each year, commencing September 15, 1997. The March 1997 Senior Notes mature on October 15, 2005 and are redeemable on or after October 15, 2000, at the option of the Company, in whole or in part, at certain prices.

      The October 1997 Notes are unsecured, senior subordinated indebtedness of the Company, ranking pari passu in right of payment with the Convertible Notes and are junior in right to all existing and future senior indebtedness of the Company. The October 1997 Notes bear interest at a rate of 15% per annum, payable on March 1 and September 1, commencing September 1, 2002. Until March 1, 2002, interest on the October 1997 Notes accrues and compounds semiannually, but will not be payable in cash. Interest on the accumulated amount as of March 1, 2002 will be payable semiannually commencing September 1, 2002. The October 1997 Notes mature on March 1, 2007 and are redeemable by the Company on and after march 1, 2002, at its option, at certain defined prices.

      Each of Original Equipment Corp. and WinStar Equipment is required to use, and is using, the proceeds of the March 1997 Equipment Notes and Equipment Notes, respectively, to acquire the Designated Equipment for lease to the Company's operating subsidiaries and others and to pay certain costs, including installation costs, related thereto. In the event the $200 million proceeds from the sale of the March 1997 Equipment Notes and the $50.0 million proceeds from the sale of Equipment Notes have not been so applied by March 18, 1999 and August 8, 1999, respectively, Original Equipment Corp. and/or WinStar Equipment, as the case may be, is required to redeem their then outstanding March 1997 Equipment Notes or Equipment Notes, respectively, having an aggregate principal amount equal to the amount of such unutilized proceeds, pro rata from the holders thereof, at a price equal to 112.50% of the principal amount thereof as of such date. The proceeds of the March 1997 Senior Notes and October 1997 Notes were and are being used by the Company for working capital purposes in the development and expansion of its telecommunications and other business operations.

      1995 Debt Placement

      In October 1995, the Company raised net proceeds of $214.5 million from the 1995 Debt Placement. The 1995 Notes will not accrue interest prior to October 15, 2000, nor pay cash interest prior to April 15, 2001; however, the principal value of such 1995 Notes have accreted since issuance and at maturity the 1995 Senior Notes and the Convertible Notes will have aggregate principal amounts of $294.2 million and $147.1 million, respectively. From and after October 15, 2000, the 1995 Notes will accrue interest at the rate of 14% per annum, payable semiannually in cash commencing April 15, 2001. The 1995 Notes mature on October 15, 2005.

      The Convertible Notes are convertible, at any time, at the option of the holder, into that number of shares of Common Stock derived by dividing the principal amount of the Convertible Notes being converted by $20.625. In addition, if the closing sale price of the Common Stock on the Nasdaq National Market during any twelve-month period from October 15, 1995 through October 15, 1999 (each a "Market Criteria Period") has exceeded the Market Criteria (as defined in the Indenture governing the Convertible Notes) and a registration statement with respect to Common Stock issuable upon conversion of the Convertible Notes ("Conversion Shares") is effective and available, all of the Convertible Notes automatically will be converted into Conversion Shares at the close of business on the last day of the Market Criteria Period. The Company has caused to be declared effective a registration statement registering the issuance or resale of the Conversion Shares.

      Indentures

      The Indentures relating to the 1995 Notes and 1997 Notes contain certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of their capital stock; make investments or certain other restricted payments; sell assets; issue or sell stock of such subsidiaries; enter into transactions with stockholders or affiliates; acquire assets or businesses not constituting "telecommunications assets" (as defined in the Indentures relating to the 1995 Notes); or consolidate, merge or sell all or substantially all of their assets. The covenants contained in the Indentures are subject to exceptions and the Company's new media and consumer products subsidiaries are not subject to many of the covenants contained therein, although the Company's ability to make additional investments in such subsidiaries is limited.

      Equipment Lease Financings and Credit Lines

      In September 1995, the Company's wholly owned subsidiary, WinStar Wireless, Inc. ("WinStar Wireless") entered into an equipment lease financing arrangement (the "Equipment Lease Financing") with ML Investors Services, Inc. ("ML"), pursuant to which ML has made available $7.0 million in equipment financing. Pursuant to a master lease agreement between WinStar Wireless and ML entered into in connection with the Equipment Lease Financing, WinStar Wireless has leased transceivers and related network equipment from ML or its assignee at the rate of 2.2753% of the equipment value per month (a return of approximately 13% per annum to the lessor), which lease payment obligations are non-cancelable for sixty months. After twelve months WinStar Wireless may purchase the equipment at scheduled rates which decline over the term of the lease and provide for a return of approximately 15% per annum to the lessor. WinStar Wireless' obligations under the lease are guaranteed by the Company. As additional consideration for providing the Equipment Lease Financing, the Company has issued to ML options to purchase 55,000 shares of Common Stock at an exercise price of $17.125 per share and options to purchase 15,000 shares of Common Stock at an exercise price of $18.0625 per share.

      In November 1994, WinStar Gateway entered into a Loan and Security Agreement ("CIT Loan Agreement") with The CIT Group/Credit Finance, Inc. ("CIT"), pursuant to which CIT agreed to make a $5.0 million revolving credit facility (the "CIT Credit Facility") available to WinStar Gateway until November 1998 as extended. Pursuant to the terms of the CIT Loan Agreement, borrowings are limited to 90% of the most eligible accounts receivable with eligibility of certain types of accounts receivable limited to 80% and 50% (less appropriate reserves as determined by CIT). In addition, WinStar Gateway is prohibited from paying dividends to the Company. The Company also is party to a keepwell agreement requiring the Company to make a monthly contribution to WinStar Gateway in an amount equal to the amount by which WinStar Gateway's net income
(loss) before depreciation and amortization minus its capital expenditures is less than zero for a particular month. Borrowings bear interest at a rate of 1.75% in excess of the prime commercial lending rate of The Chase Manhattan Bank, N.A. subject to increase if WinStar Gateway's or the Company's net worth (as defined) drops below specified amounts, and are secured by a lien on all of WinStar Gateway's assets as well as a guarantee by the Company as to the first $2.2 million in borrowings. The CIT Loan Agreement also provides for certain underutilization fees and subordinates a $5 million revolving credit facility made by the Company to WinStar Gateway. As additional consideration for providing the CIT Credit Facility, the Company issued to CIT warrants to purchase 50,000 shares of Common Stock, which warrants have been exercised.

      In August 1996, WinStar Global Products entered into an Amended and Restated Credit and Security Agreement (as amended, the "Credit Agreement") with IBJ Schroder Bank & Trust Company ("IBJ"), pursuant to which IBJ agreed to make a $10.0 million revolving credit facility (the "Revolving Credit Facility") and a $250,000 Letter of Credit facility (included within the Revolving Credit Facility) available to WinStar Global Products until August 8, 1999. Pursuant to the terms of the Credit Agreement, borrowings are limited to an amount equal to the sum of (a) 85% of eligible accounts receivable plus (b) the lesser of 50% of eligible inventory or $4,500,000 plus (c) for the period commencing March 1 of each year through January 31 of the following year, $3.0 million (the "Overadvance"). Borrowings bear interest at a rate of 0.75% in excess of the base lending rate of IBJ and are secured by a lien on all of the assets of WinStar Global Products as well as a guaranty by the Company of any amounts borrowed as an Overadvance. The Credit Agreement also requires the payment of certain periodic fees by WinStar Global Products, contains certain affirmative and negative covenants including restrictions upon WinStar Global Products' ability to pay dividends or make other payments to the Company and subordinates a $3.1 million loan made by the Company to WinStar Global Products. The Credit Agreement amends and restates a loan agreement providing a $6.0 million credit facility from Century Business Credit Corporation ("Century") which was established in 1994 and assigned (including all security interests and a $3.0 million guaranty given by the Company) by Century to IBJ.

      In October 1997, WinStar Switch Acquisition Corp. ("WSAC"), a wholly owned subsidiary of the Company, consummated a purchase ("US ONE Asset Acquisition and Financing") of certain telecommunications assets (the "Assets") from US ONE Communications Corp. ("US ONE"), US ONE Communications Services Corp. and US ONE Communications of New York, Inc. (each individually a "Seller" and collectively, the "Sellers"). The Assets included 12 Lucent class 5 switching systems and other non-switch assets. The transaction required and received the approval of the United States Bankruptcy Court, District of Delaware ("Court"), because the Sellers are debtors in possession under Chapter 11 of the United States Bankruptcy Code of 1978, as amended. The aggregate purchase price paid for the Assets was approximately $81.1 million, of which approximately $61.1 million was paid in cash at the closing and $20 million of which is payable by the Company and WSAC in cash and/or shares of the common stock of the Company, at the Company's discretion, on the effective date of Sellers' confirmed plan of reorganization. In order to finance the cash portion of the purchase price and to pay certain expenses, on the Closing Date, WSAC borrowed $62.25 million (the "Loan") from certain institutions (the "Lenders"). The Loan maturity date is April 22, 1998; provided, however, that WSAC must prepay the Loan (or portions thereof) with the proceeds of any sale by it of the purchased Assets and with proceeds obtained from certain financings. The Loan is guaranteed by the Company and is secured by the telecommunications switches and related equipment, inventory and software included in the Assets.

      The Company's subsidiaries have entered into, and will continue to seek, financing arrangements with respect to equipment, including telecommunications switches, 38 GHz radios and other related equipment. The Company's subsidiary, WinStar Telecommunications, Inc., consummated a $3.1 million sale/leaseback of its New York City switch in December 1996 and a $3.8 million sale/leaseback of its Los Angeles switch in April 1997 and borrowed approximately

$3.3 million from a third party lender in connection with its purchase of its Chicago switch in March 1997. In May 1997, the Company's subsidiary, WinStar Wireless, Inc., consummated a $10 million sale/leaseback of 38 GHz radios. The Company may enter into additional financing arrangements for switches, radios and other equipment on similar terms in the future.

Preferred Stock

      Series A Preferred Stock

      On February 6, 1997, the Company and its wholly owned subsidiary, WinStar Credit Corp. ("WCC"), entered into a Securities Purchase Agreement with certain purchasers, pursuant to which the Company and WCC agreed to sell to such purchasers an aggregate of 4,000,000 shares of the Company's Series A Preferred Stock ("Series A Preferred Stock") and warrants to purchase 1,600,000 shares of the Company's Common Stock (the "Warrants") for an aggregate purchase price of $100.0 million. The Preferred Stock Placement was consummated on February 11, 1997. The Preferred Stock Placement was conducted through Credit Suisse First Boston Corporation, which acted as placement agent and received customary fees for acting in such capacity. The principal purpose of the Preferred Stock Placement was to raise proceeds to fund the expansion of the Company's telecommunications and other operations.

      Each share of Series A Preferred Stock has a stated value of $25 ("Stated Value") and entitles the holder thereof to receive from the Company dividends at a rate per annum equal to 6% of the Stated Value. Dividends accrue and are cumulative from the date of issuance and are payable in arrears quarterly as of March 31, June 30, September 30 and December 31 of each year. The Company may, at its election, pay such dividends in cash or through the issuance of additional shares of Series A Preferred Stock.

      The shares of Series A Preferred Stock are convertible into shares of Common Stock by dividing the aggregate Stated Value of the Series A Preferred Stock being converted by the Conversion Price (as defined below). Subject to certain adjustments, the "Conversion Price" will be: (i) with respect to any conversion of Series A Preferred Stock occurring prior to February 11, 1998, the lesser of (x) $25 and (y) the average of the closing bid prices for the Common Stock for the 20 consecutive trading days immediately preceding the date of conversion and (ii) with respect to any conversion of the Series A Preferred Stock occurring on or after February 11, 1998, the lesser of (x) $25 and (y) the average of the closing bid prices for the 20 consecutive trading days immediately preceding February 11, 1998. Notwithstanding the foregoing, if a holder of Series A Preferred Stock requests conversion at a time when the Conversion Price is less than $15, the Company may (subject to certain notice requirements), in lieu of converting such Series A Preferred Stock into shares of Common Stock, pay such holder in cash an amount equal to 110% of the Liquidation Preference (as defined below) for each share of Series A Preferred Stock requested to be converted. On February 11, 2002, any Series A Preferred Stock still outstanding shall be automatically converted into shares of Common Stock, unless the Company elects to pay cash therefor in an amount equal to the Stated Value plus all accrued and unpaid dividends thereon (the "Liquidation Preference"). Unless paid for in cash, such conversion will be effected by delivery of shares of Common Stock having a value, based upon the closing bid prices for the Common Stock for the 20 consecutive trading days ending one trading day prior to such conversion date, equal to the Liquidation Preference.

      The Warrants entitle the holders thereof to purchase an aggregate of 1,600,000 shares of Common Stock for $25 per share at any time commencing February 11, 1998 and ending February 11, 2002. The Company may accelerate the expiration date at any time after February 11, 2000 if Common Stock trades at $40 or more for a period of 20 consecutive days.

      The Company and the purchasers of the Series A Preferred Stock also entered into a Registration Rights Agreement, dated February 6, 1997 (the "Preferred Stock Registration Rights Agreement"), pursuant to which the Company currently maintains an effective registration statement under the Securities Act, registering (i) the resale of the Series A Preferred Stock and Warrants and
(ii) the issuance by the Company of the shares of Common Stock issuable upon exercise of the Series A Preferred Stock and Warrants.

      Rights to Purchase Series B Preferred Stock

      The following is a summary of the Rights Agreement dated as of July 2, 1997 (the "Rights Plan"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent, which was adopted by the Board of Directors of the Company on July 2, 1997. This summary of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the provisions of the Rights Plan.

      Under the Rights Plan, holders of Common Stock of the Company received, as a dividend, preferred stock purchase rights (the "Rights") at the rate of one Right for each share of Common Stock held as of the close of business on July 14, 1997. One Right will also attach to each share of Common Stock issued thereafter. Currently the Rights are not separate from the Common Stock and are not exercisable, and the Rights will only separate from the Common Stock and become exercisable if a person or group acquires 10% or more of the Company's outstanding Common Stock (an "Acquiring Person") or launches a tender or exchange offer that would result in ownership of 10% or more the Company's outstanding Common Stock. Each Right that is not owned by an Acquiring Person entitles the holder of the Right to buy one one-thousandth of one share (a "Unit") of Series B Preferred Stock which will be issued by the Company. If any person becomes an Acquiring Person, or if an Acquiring Person engages in certain transactions involving conflicts of interest or in a business combination in which the Company's Common Stock remains outstanding, then the Rights Plan provides that each Right, other than any Right held by the Acquiring Person, entitles the holder to purchase, for $70, Units with a market value of $140. However, if the Company is involved in a business combination in which the Company itself is not the survivor, or if the Company sells 50% or more of its assets or earning power to another person, then the Rights Plan provides that each Right entitled the holder to purchase, for $70, shares of the common stock of the Acquiring Person's ultimate parent having a market value of $140.

      At any time until ten days following the date on which a person acquires 10% or more of the Company's Common Stock, the Company may redeem all (but not less than all) of the Rights for $0.0001 per Right. The Rights expire in ten years. The Series B Preferred Stock will be junior, with respect to dividends and liquidation rights, to any other series of preferred stock of the Company. The Series B Preferred Stock has dividend and liquidation preferences over the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Equipment Notes for its own account pursuant to this Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Equipment Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Equipment Notes received in exchange for Old Equipment Notes where such Old Equipment Notes were acquired as a result of market-making activities or other trading activities. The Issuer has agreed that, for a period of 180 days after the Expiration Date (or such longer period as required by the terms of the Registration Rights Agreement), it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _______ __, 1998 all dealers effecting transactions in the New Equipment Notes may be required to deliver a prospectus.

      The Issuer will not receive any proceeds from any sale of New Equipment Notes by broker-dealers. New Equipment Notes received by broker-dealers for their own account pursuant to an Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Equipment Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Equipment Notes. Any broker-dealer that resells New Equipment Notes that were received by it for is own account pursuant to an Exchange Offer and any broker or dealer that participates in a distribution of such New Equipment Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Equipment Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period of 180 days after the Expiration Date (or such longer period as required by the terms of the Registration Agreement), the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incidental to the Exchange Offers (including the reasonable expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and costs incurred by a holder in transmitting its Old Equipment Notes to the Exchange Agent and will indemnify the holders of the Old Equipment Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

      The legality of the New Equipment Notes offered hereby and certain tax matters are being passed upon for the Company by Graubard Mollen & Miller, New York, New York. Certain partners and employees of Graubard Mollen & Miller own shares of the Company's Common Stock.

                                     EXPERTS

      The consolidated financial statements of the Company as of December 31, 1995 and 1996, and for the years ended February 28, 1995, December 31, 1996 and the ten months ended December 31, 1995 incorporated by reference into this Prospectus and the financial statements of Milliwave Limited Partnership as of December 31, 1995 and 1996 and for the period April 25, 1995 (inception) through December 31, 1995 and for the year ended December 31, 1996 incorporated by reference into this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers

      The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

      Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

      "Section 145. Indemnification of officers, directors, employees and agents; insurance.

      (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21. Exhibits

Exhibit
Number            Description
------            -----------

* 4.1             Form of New Equipment Note

* 5.1             Opinion of Graubard Mollen & Miller

* 12.1            Statements Re: Computation of Ratios

 23.1             Consent of Grant Thornton LLP

* 23.2 Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1)

 23.3             Consent of Grant Thornton LLP

* 24.1 Powers of Attorney (included on the signature pages of this Registration Statement)

* 25.1 Statement of Eligibility of United States Trust Company of New York on Form T-1

* 99.1            Form of Letter of Transmittal for Exchange of Equipment Notes

* 99.2            Form of Notice of Guaranteed Delivery

----------

* Previously filed

ITEM 22. Undertakings.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12 day of December, 1997.

                                    WINSTAR COMMUNICATIONS, INC.


                                    By: /s/ William J. Rouhana, Jr.
                                        --------------------------------
                                        William J. Rouhana, Jr.
                                        Chairman of the Board of Directors
                                          and Chief Executive Officer


/s/ William J. Rouhana, Jr.     Chairman of the Board of       December 12, 1997
-----------------------------   Directors and Chief
William J. Rouhana, Jr.         Executive Officer (and
                                principal executive officer)


              *                 President, Chief Operating     December 12, 1997
-----------------------------   Officer and Director
Nathan Kantor


              *                 Vice Chairman of the           December 12, 1997
-----------------------------   Board of Directors
Steven G. Chrust


              *                 Executive Vice President,      December 12, 1997
-----------------------------   Chief Financial Officer
Fredric E. von Stange           and Director (and principal
                                accounting officer)


              *                 Director                       December 12, 1997
-----------------------------
Bert W. Wasserman


              *                 Director                       December 12, 1997
-----------------------------
William J. vanden Heuvel


              *                 Director                       December 12, 1997
-----------------------------
Steven B. Magyar


              *                 Director                       December 12, 1997
-----------------------------
James I. Cash



-----------------------------
* By power of attorney

                                  EXHIBIT INDEX

Exhibit No.       Description
-----------       -----------

   23.1           Consent of Grant Thornton LLP

   23.3           Consent of Grant Thornton LLP